UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            AMENDEDMENT NO. 1
                                  TO
                                FORM 10

                GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934



                        HOMELAND HOLDING CORPORATION
              (Exact name of registrant as specified in its charter)


            Delaware                                       73-1311075
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization                            Identification No.)



         2601 N.W. Expressway
       Oklahoma City, Oklahoma                                73112
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code: (405) 879-6600



Securities to be registred pursuant to Section 12(b) of the Act:


           Title of each class                  Name of each exchange on which
           to be so registered                   each class is to be registred

                 None


Securities to be registred pursuant to Section 12(g) of the Act:

                         Common Stock, par value $.01 per share





                       HOMELAND HOLDING CORPORATION

                               FORM 10

                          TABLE OF CONTENTS



                                                                        Page

Item 1.  Business...........................................................1

         General............................................................1
         Restructuring......................................................1
         Background.........................................................2
         Business Strategy..................................................3
         AWG Transaction....................................................4
         Homeland Supermarkets..............................................5
         Merchandising Strategy and Pricing.................................6
         Customer Service...................................................6
         Advertising and Promotion..........................................6
         Products...........................................................7
         Supply Arrangements................................................7
         Employees and Labor Relations......................................9
         Computer and Management Information Systems........................10
         Competition........................................................10
         Trademarks and Service Marks.......................................11
         Regulatory Matters.................................................11

Item 2.  Financial Information..............................................11

         Selected Consolidated Financial Data...............................11
         Management's Discussion and Analysis of Financial
          Condition and Results of Operations...............................14
         Results of Operations..............................................14
         General............................................................14
         Liquidity and Capital Resources....................................19
         Recently-Issued Accounting Standards...............................22
         Inflation/Deflation................................................23

Item 3.  Properties.........................................................23

Item 4.  Security Ownership of Certain Beneficial Owners and Management.....23

Item 5.  Directors and Executive Officers...................................25

Item 6.  Executive Compensation.............................................28

         Summary of Cash and Certain Other Compensation.....................28
         Employment Agreements..............................................30
         Management Incentive Plan..........................................31
         Retirement Plan....................................................32
         Management Stock Option Plan.......................................32
         Compensation Committee Interlocks and Insider Participation........32

Item 7.  Certain Relationships and Related Transactions.....................33

Item 8.  Legal Proceedings..................................................34

Item 9.  Market Price of and Dividends on the Registrants's
          Common Equity and Related Stockholders Matters....................34

Item 10. Recent Sales of Unregistered Securities............................35

Item 11. Description of Registrant's Securities to be Registered............35

         General............................................................35
         Equity Registration Rights Agreement...............................36
         Noteholder Registration Rights Agreement...........................37

Item 12. Indemnification of Directors and Officers..........................38

         Transfer Agent.....................................................40

Item 13. Financial Statements and Supplementary Data........................40

Item 14. Changes in and Disagreements with Accountants
          on Accounting and Financial Disclosure............................40

Item 15. Financial Statements and Exhibits..................................40



                        HOMELAND HOLDING CORPORATION

                                  FORM 10


Item 1.   Business

General

          Homeland Holding Corporation ("Holding"), through its wholly-owned subsidiary, Homeland Stores, Inc. ("Homeland," and, together with Holding, the "Company"), is a leading supermarket chain in the Oklahoma, southern Kansas and Texas Panhandle region. The Company operates in four distinct market places:
Oklahoma City, Oklahoma, Tulsa, Oklahoma, Amarillo, Texas and certain rural areas of Oklahoma, Kansas and Texas. As of September 1, 1996, the Company operated 65 stores throughout these markets.

          The Company's executive offices are located at 2601
N.W. Expressway, Oklahoma City, Oklahoma 73112, and its telephone number is (405) 879-6600.

Restructuring

          On May 13, 1996, Holding and Homeland filed chapter 11 petitions with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Simultaneous with such filings, the Company submitted a "pre-arranged" plan of reorganization and a disclosure statement, which set forth the terms of the restructuring of the Company (the "Restructuring"). The purposes of the Restructuring were to reduce substantially the Company's debt service obligations and labor costs and to create a capital and cost structure that will allow the Company to maintain and enhance the competitive position of its business and operations. The Restructuring was negotiated with and supported by the lenders under the Company's then existing revolving credit facility, an ad hoc committee (the "Noteholders Committee") representing approximately 80% of the Company's outstanding Old Notes (as defined under "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources") and the Company's labor unions. The Bankruptcy Court confirmed the Company's First Amended Joint Plan of Reorganization, as modified (the "Plan of Reorganization") on July 19, 1996, and the Plan of Reorganization became effective on August 2, 1996 (the "Effective Date").

          Pursuant to the Restructuring, the $95 million of the Company's Old Notes (plus accrued interest) were canceled, and the noteholders received (in the aggregate) $60 million face amount of newly-issued 10% Senior Subordinated Notes Due 2003 of the Company (the "New Notes") and $1.5 million in cash. In addition, the noteholders and the Company's general unsecured creditors received approximately 60% and 35%, respectively, of the equity of reorganized Holding (assuming total unsecured claims of approximately $63 million, including noteholder unsecured claims). Holding's existing equity holders will receive the remaining 5% of the new equity, together with five-year warrants to purchase an additional 5% of such equity. The aggregate number of shares issued pursuant to the Plan of Reorganization on the Effective Date was 4,700,000 shares.


          In connection with the Restructuring, the Company negotiated an agreement with its labor unions to modify certain elements of the Company's existing collective bargaining agreements. These modifications provide for, among other things, wage and benefit modifications, the buyout of certain employees and the issuance and purchase of new equity to a trust acting on behalf of the unionized employees. The modified collective bargaining agreements became effective on the Effective Date.
See "Business -- Employees and Labor Relations."

          On the Effective Date, the Company entered into a loan agreement (the "New Credit Agreement") with National Bank of Canada ("NBC"), as agent and lender, and two other lenders, Heller Financial, Inc. and IBJ Schroder Bank and Trust Company, under which the lenders will provide a working capital and letter of credit facility and a term loan. The New Credit Agreement permits the Company to borrow, under the working capital and letter of credit facility, up to the lesser of (a) $27.5 million and (b) the applicable borrowing base. Funds borrowed under such facility will be available for general corporate purposes of the Company. The New Credit Agreement also provides the Company a $10.0 million term loan, which will be used to fund certain obligations of the Company under the Plan of Reorganization, including an employee buyout offer and a health and welfare plan required by the modified collective bargaining agreements, professional fees and "cure amounts" which must be paid in connection with executory contracts, secured financings and unexpired leases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of the New Credit Agreement.

Background

          The Company was organized in 1987 by a group of investors led by Clayton, Dubilier & Rice, Inc. ("CD&R"), a private investment firm specializing in leveraged acquisitions with the participation of management, for the purpose of acquiring substantially all of the assets and assuming specified liabilities of the Oklahoma division (the "Oklahoma Division") of Safeway Inc. ("Safeway") (the "Acquisition"). The stores changed their name to Homeland in order to highlight the Company's regional identity.

          Prior to the Acquisition, the Company did not have any significant assets or liabilities or engage in any activities other than those incidental to the Acquisition. Holding owns all of the outstanding capital stock of Homeland and has no other significant assets. Prior to the Effective Date, the Clayton & Dubilier Private Equity Fund III Limited Partnership ("C&D Fund III"), a Connecticut limited partnership managed by CD&R, owned 35.9% of Holding's outstanding Class A Common Stock, par value $.01 per share (including redeemable Class A Common Stock, the "Common Stock"). Prior to the Effective Date, the Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D Fund IV"), a Connecticut limited partnership also managed by CD&R, owned 40.4% of the Class A Common Stock. Following consummation of the Restructuring, C&D Fund III and C&D Fund IV will own less than 5% of the New Common Stock outstanding.

Business Strategy

          Following the Acquisition, Homeland adopted a business strategy which was designed to maintain and improve its market leadership in its operating area. The Company's business strategy from 1987 through 1993 involved: (a) substantial investment to upgrade and remodel the existing store network and to build or acquire additional stores, which could be serviced by Homeland's existing warehouse and distribution center; and (b) adoption of a value-oriented merchandising concept combining a flexible high-low pricing structure (i.e., pricing of advertised or promotional items below the store's regular price and at or below the price offered by the store's competitors while allocating prime shelf space to high margin items) with a wide selection of products and an emphasis on quality and service. Increased advertising and promotion were used to expand the Company's customer base. The Company's decision to commit significant financing and human resources to upgrade and remodel its existing stores marked a sharp turnaround for the supermarket business that had constituted Safeway's Oklahoma Division.

          The Company's business has been adversely affected in recent years by the entry of new competition into the Company's key markets, which has resulted in a decline in the Company's comparable store sales. The Company was unable to effectively respond to this increased competition because (a) the high labor costs associated with the Company's unionized workforce made it difficult for the Company to price its goods competitively with competitors (none of which has a unionized workforce), and (b) the high fixed overhead costs associated with its warehouse operation made the closure of marginal and unprofitable stores financially prohibitive.

          In the fourth quarter of 1994, the Company developed a plan to improve its financial position and to address the operating problems discussed above. In November 1994, the Company hired James A. Demme, a 35-year veteran of the wholesale and retail food distribution business, to be the Company's new President and Chief Executive Officer. Following the completion of the AWG Transaction (as defined under "Business -- AWG Transaction"), Mr. Demme and his new management team began implementing the Company's new marketing plan consisting of the following elements: (a) increasing sales of specialty items and perishables; (b) distinguishing the Company from its competitors by promoting and enhancing the Company's reputation for good service and emphasizing the Company's local identity; (c) increasing utilization of the Company's "high-low" pricing approach; (d) upgrading the Company's management information systems; (e) introducing the "Homeland Savings Card," a frequent-shopper card; and (f) building customer loyalty and improving the Company's "pricing image" through the Company's private label program.

          As part of its strategic plan, the Company's management team also implemented a program to close marginal and unprofitable stores. The Company closed 14 stores in 1995 (seven prior to the AWG sale and seven after such sale) and closed two additional stores during the second quarter of 1996. The Company sold its store in Ponca City, Oklahoma in April 1996.

          For additional information, see also "Management's
Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

AWG Transaction

          On April 21, 1995, the Company sold 29 of its stores and its warehouse and distribution center to Associated Wholesale Grocers, Inc. ("AWG") pursuant to an Asset Purchase Agreement dated as of February 6, 1995 (the "AWG Purchase Agreement"), for a cash purchase price of approximately $72.9 million including inventory, and the assumption of certain liabilities by AWG. At the closing, the Company and AWG also entered into a seven-year supply agreement, whereby the Company became a retail member of the AWG cooperative and AWG became the Company's primary supplier. To become a member, it was necessary for the Company to purchase 15 shares of AWG Class A Common Stock which represents and equity position in AWG of 0.3% The transactions between the Company and AWG are referred to herein as the "AWG Transaction."

          AWG is a buying cooperative which sells groceries on a wholesale basis to its retail member stores. AWG has 800 member stores located in a ten-state region and is the nation's fourth largest grocery wholesaler, with approximately $2.97 billion in revenues in 1995.

          Of the proceeds from the AWG Transaction, $25.0 million was allocated to the Old Notes and $12.2 million was allocated to indebtedness under the Prior Credit Agreement (as hereafter defined under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"). The remaining proceeds from the AWG Transaction were (a) used to pay certain costs, expenses and liabilities required to be paid in connection with the AWG Transaction and
(b) deposited into escrow for reinvestment by the Company.

          The AWG Transaction enabled the Company: (a) to reduce the Company's borrowed money indebtedness in respect of the Old Notes and under the Prior Credit Agreement by approximately $37.2 million in the aggregate; (b) to have AWG assume, or provide certain undertakings with respect to, certain contracts and leases and certain pension liabilities of the Company; (c) to sell the Company's warehouse and distribution center, which eliminated the high fixed overhead costs associated with the operation of the warehouse and distribution center and thereby permit the Company to close marginal and unprofitable stores; and
(d) to obtain the benefits of becoming a member of the AWG cooperative, including increased purchases of private label products, special product purchases, dedicated support programs and access to AWG's store systems and participation in the membership rebate and patronage programs.

          In August 1996, AWG filed a registration statement with the Securities and Exchange Commission with respect to a proposed conversion from a cooperative to a public general business corporation and a related initial public offering. On November 3, 1996, AWG held a shareholders' meeting at which time the membership voted to remain a cooperative and not to undertake the proposed conversion and related public offering.

Homeland Supermarkets

          The Company's current network of stores features three basic store formats. Homeland's conventional stores are primarily in the 25,000 total square feet range and carry the traditional mix of grocery, meat, produce and variety products. These stores contain more than 20,000 stock keeping units, including food and general merchandise. Sales volumes of conventional stores range from $60,000 to $125,000 per week. Homeland's superstores are in the 35,000 total square feet range and offer, in addition to the traditional departments, two or more specialty departments. Sales volumes of superstores range from $95,000 to $265,000 per week. Homeland's combo store format includes stores of approximately 45,000 total square feet and larger and was designed to enable the Company to expand shelf space devoted to general merchandise. Sales volume of combo stores range from $140,000 to $300,000 per week. The Company's new stores and certain remodeled locations have incorporated Homeland's new, larger superstore and combo formats.

          Of the 65 stores operated by the Company at September
1, 1996, 10 are conventional stores, 44 are superstores and 11 are combo stores. The chart below summarizes Homeland's store development over the last three years:


                                     _____________Fiscal Year Ended__________
                                         12/30/95    12/31/94     01/01/94

Average sale per store (in millions)       $7.9(1)       $7.1        $7.2

Average total square feet per store         38,204     34,700      34,700

Average sales per square feet              $207(1)       $208        $205

Number of stores:

    Stores at start of period                  111        112         113

    Stores remodeled                             5         10           3

    New stores opened                            0          0           1

    Stores sold or closed                       43          1           2

    Stores at end of period                     68        111         112

Size of stores:

    Less than 25,000 sq. ft.                     8         24          24

    25,000 to 35,000 sq. ft.                    24         38          39

    35,000 sq. ft. or greater                   36         49          49

Store formats:

    Conventional                                11         29          29

    SuperStore                                  44         65          66

    Combo                                       13         17          17

     (1) Reflects the operation of 68 stores in 1995.


          The Company's network of stores is managed by district managers on a geographical basis through four districts. Each district manager oversees store operations for approximately 16 stores. Store managers are responsible for determining staffing levels, managing store inventories (within the confines of certain parameters set by the Company's corporate headquarters) and purchasing products. Store managers have significant flexibility with respect to the quantities of items carried, but not necessarily types of products purchased. The Company's corporate headquarters is directly responsible for merchandising, advertising, pricing and capital expenditure decisions.

Merchandising Strategy and Pricing

          The Company's merchandising strategy emphasizes competitive pricing through a high-low pricing structure, as well as the Company's leadership in quality products and service, selection, convenient store locations, specialty departments and perishable products (i.e., meat, produce, bakery and seafood). The Company's strategy is to price competitively with each conventional supermarket operator in each market area. In areas with discount store competition, the Company attempts to be competitive on high-volume, price sensitive items. The Company's in-store promotion strategy is to offer all display items at a lower price than the store's regular price and at or below the price offered by the store's competitors. The Company also currently offers double coupons, with some limitations, in all areas in which it operates.

Customer Service

          The Company's stores provide a variety of customer services including, among other things, carry-out services, postal services, automated teller machines, pharmacies, video rentals, check cashing and money orders. The Company believes it is able to attract new customers and retain its existing customers because of its high level of customer service.

Advertising and Promotion

          All advertising and promotion decisions are made by the Company's central merchandising and advertising staff. The Company's advertising strategy is designed to enhance its value-oriented merchandising concept and emphasize its reputation for fast, friendly service, variety and quality. Accordingly, the Company is focused on presenting itself as a competitively-priced, promotions oriented operator that offers value to its customers and an extensive selection of high quality merchandise in clean, attractive stores. This strategy allows the Company to accomplish its marketing goals of attracting new customers and building loyalty with existing customers. In May 1995, the Company introduced a new weekly advertising layout that improved product presentation and enhanced price perception. In addition, new signage was implemented in the stores calling attention to various in-store specials and creating a friendlier and more stimulating shopping experience.

          The Company currently utilizes a broad range of print and broadcast advertising in the markets it serves, including newspaper advertisements, advertising inserts and circulars, television and radio commercials and promotional campaigns that cover substantially all of the Company's markets. The Company receives co-operative and performance advertising reimbursements from vendors which reduce its advertising costs.

          In September 1995, the Company introduced a frequent-shopper card called the "Homeland Savings Card," in its Texas stores. The Company believes that it is the only supermarket chain in its market area that can capitalize on a frequent-shopper card program because of the Company's advertising and market share dominance. The Company introduced the Homeland Savings Card in its other stores in August 1996.

Products

          The Company provides a wide selection of name-brand and private label products to its customers. All stores carry a full line of meat, dairy, produce, frozen food, health and beauty aids and selected general merchandise. As of the close of fiscal year 1995, approximately 82% of the Company's stores had service delicatessens and/or bakeries and approximately 65% had in-store pharmacies. In addition, some stores provide additional specialty departments that offer ethnic food, fresh and frozen seafood, floral services and salad bars.

          The Company's private label name is "Pride of America." The Company's private label program allows customers to purchase high quality products at lower than national brand retail prices. The Company's private label products include over 400 items covering virtually every major category in the Company's stores, including dairy products, meat, frozen foods, canned fruits and vegetables, eggs, health and beauty care products and plastic wrap.

          As a result of the Company's supply relationship with AWG, the Company's stores also offer certain AWG private label goods, including Best Choicer and Always Saver.

          Private label products generally represent quality and value to customers and typically contribute to a higher gross profit margin than national brands. The promotion of private label products is an integral part of the Company's merchandising philosophy of building customer loyalty as well as improving the Company's "pricing image."

Supply Arrangements

          The Company is a party to the supply agreement with AWG (the "Supply Agreement"), pursuant to which the Company became a member of the AWG cooperative and AWG is the Company's primary supplier. AWG currently supplies approximately 70% of the goods sold in the Company's stores. AWG is a buying cooperative which sells groceries on a wholesale basis to its retail member stores. AWG has approximately 800 member stores located in a ten-state region and is the nation's fourth largest grocery wholesaler, with approximately $2.97 billion in revenues in 1995.

          Pursuant to the Supply Agreement, AWG is required to supply products to the Company at the lowest prices and on the best terms available to AWG's retail members from time to time. In addition, the Company is (a) eligible to participate in certain cost-savings programs available to AWG's other retail members and (b) is entitled to receive certain member rebates and refunds based on the dollar amount of the Company's purchases from AWG's distribution center and periodic cash payments from AWG, up to a maximum of approximately $1.3 million per fiscal quarter, based on the dollar amount of the Company's purchases from AWG's distribution centers during such fiscal quarter.

          The Company purchases goods from AWG on an open account basis. AWG requires that each member's account be secured by a letter of credit or certain other collateral in an amount based on such member's estimated weekly purchases through the AWG distribution center. The Company's open account with AWG is currently secured by an $8.4 million letter of credit (the "AWG Letter of Credit") issued in favor of AWG by NBC. In addition, the Company's obligations to AWG are secured by a first lien on all "AWG Equity" owned from time to time by the Company, which includes, among other things, AWG membership stock, the Company's right to receive monthly payments and certain other rebates, refunds and other credits owed to the Company by AWG (including patronage refund certificates, direct patronage or year-end patronage and concentrated purchase allowances). See " -- AWG Transaction" for description of AWG's proposed conversion from a cooperative to a public general business corporation.

          The amount of the AWG Letter of Credit may be decreased on a biannual basis upon the request of the Company based on the Company's then-current average weekly volume of purchases and by an amount equal to the face amount of the Company's issued and outstanding AWG patronage refund certificates. In the event that the Company's open account with AWG exceeds the amount of the AWG Letter of Credit plus any other AWG Equity held as collateral for the Company's open account, AWG is not required to accept orders from, or deliver goods to, the Company until the amount of the AWG Letter of Credit has been increased to make up for any such deficiency. In the event AWG consummates its proposed conversion to a general business corporation, patronage refund certificates would no longer be issued to the Company to reduce the amount of the AWG Letter of Credit.

          Under the Supply Agreement, AWG has certain "Volume Protection Rights," including (a) the right of first offer (the "First Offer Rights") with respect to any proposed sales of stores supplied under the Supply Agreement (the "Supplied Stores") and proposed transfers of more than 50% of the outstanding stock of the Company or Holding to an entity primarily engaged in the retail or wholesale grocery business,
(b) the Company's agreement not to compete with AWG as a wholesaler of grocery products during the term of the Supply Agreement, and (c) the Company's agreement to dedicate the Supplied Stores to the exclusive use of a retail grocery facility owned by a retail member of AWG (the "Use Restrictions"). The Company's agreement not to compete and the Use Restrictions contained in the Supply Agreement are terminable with respect to a Supplied Store upon the occurrence of certain events, including the Company's compliance with AWG's First Offer Rights with respect to any proposed sale of such store. In addition, the Supply Agreement provides AWG with certain purchase rights in the event the Company closes 90% or more of the Supplied Stores.

Employees and Labor Relations

          At September 1, 1996, the Company had a total of 4,697 employees, of whom 3,524, or approximately 75%, were employed on a part-time basis. The Company employs 4,593 in its supermarket operations. The remaining employees are corporate and administrative personnel.

          The Company is the only unionized grocery chain in its market areas. Approximately 92% of the Company's employees are union members, represented primarily by the United Food and Commercial Workers of North America ("UFCW").

          In March 1996, the Company and representatives of the UFCW reached an agreement in principle regarding certain modifications to the Company's existing collective bargaining agreements. The modified union agreements were ratified during the week of March 11, 1996, by substantially all of each of the UFCW local union chapters. In addition the local union chapter of the Bakery, Confectionery and Tobacco Workers International Union (the "BCT"), representing 30 of the Company's in-store bakery employees, ratified modifications to its union agreement on the same terms and conditions as the modified union agreements with the UFCW (the modified union agreements with the UFCW and the BCT are referred to collectively as the "Modified Union Agreements").

          The Modified Union Agreements have a term of five years commencing on the Effective Date. The Modified Union Agreements consist of five basic elements: (a) wage rate and benefit contribution reductions and work rule changes; (b) a buyout offer extended to certain of the Company's unionized employees (the "Employee Buyout Offer") in the aggregate amount of $6.5 million;
(c) the establishment of an employee stock ownership trust (acting on behalf of the Company's unionized employees), which will receive, or be entitled to purchase, up to 522,222 shares of New Common Stock, or 10% of the New Common Stock, pursuant to the terms of the Modified Union Agreements; (d) the UFCW's right to designate one member of the Boards of Directors of Homeland and Holding following the Restructuring; and (e) the elimination of certain "snap back" provisions, incentive plans and "maintenance of benefits" provisions.

          As of August 3, 1996 consummation date of the Employee Buyout Offer, 833 of the Company's unionized employees had accepted the Employee Buyout Offer. On or about that date, the Company paid 774 of these employees an aggregate "buyout price" of $5.9 million, ranging from $4,500 to $11,000 per employee (depending on job classification, date of hire and full- or part-time status). The balance of $0.6 million was paid to the remaining 59 employees who accepted the Employee Buyout Offer in September 1996. The Company funded the Employee Buyout Offer through borrowings under the New Credit Agreement.

          The Company estimates that the Modified Union Agreements will result in cost savings of approximately $10 million during the first full contract year following the Restructuring. There can be no assurance, however, that such cost savings will actually be realized. In addition, cost savings in future contract years will be offset in part by certain wage and benefit increases including the recent federal mandated minimum wage increase.

Computer and Management Information Systems

          During 1995, the Company installed new client/server systems in order to enhance its information management capabilities, improve its competitive position and enable the Company to terminate its outsourcing arrangements. The new system includes the following features: time and attendance, human resource, accounting and budget tracking, and scan support and merchandising systems.

          Prior to March 1996, the Company outsourced its management information system and electronic data processing functions pursuant to an agreement with K-C Computer Services, Inc. The Company terminated the outsourcing agreement effective
March 31, 1996.

          The Company has installed laser-scanning checkout systems in all of its 65 stores. The Company utilizes the information collected through its scanner systems to track sales and to coordinate purchasing.

Competition

          The supermarket business is highly competitive but very fragmented and includes small independent operators. The Company estimates that these operators represent over 40% of its markets. The Company also competes with larger store chains such as Albertson's and Wal-Mart, which operate 42 stores and 18 stores, respectively, in the Company's market areas, "price impact" stores such as Mega-Market, large independent store chains such as IGA, regional chains such as United and discount warehouse stores.

          The Company is a leading supermarket chain in Oklahoma, southern Kansas and the Texas Panhandle region. The Company attributes its leading market position to certain advantages it has over certain of its competitors including economies of scale for purchasing and advertising, excellent store locations and a strong reputation within the communities in which the Company operates. The Company, under its capital expenditures program, plans to open 1 new store in Amarillo in late 1996 and continue to remodel and upgrade its store facilities.

          The Company's business has been adversely affected in recent years by the entry of new competition into the Company's key markets, which has resulted in a decline in the Company's comparable store sales. In 1994, there were 14 competitive openings in the Company's market areas including 11 new Wal-Mart supercenters, 2 new Albertson's and 1 new Mega Market. In 1995, there were 8 additional competitive openings in the Company's market areas, including 3 new Albertson's and 1 new Wal-Mart. Based on information publicly available, the Company expects that, in late 1996 or 1997, Albertson's will open 3 new stores, Wal-Mart will open 2 new stores, Reasor's and Crest will each open 1 new store in the Company's market areas.

Trademarks and Service Marks

          During the transition from "Safeway" to "Homeland," the Company was able to generate a substantial amount of familiarity with the "Homeland" name. The Company continues to build and enhance this name recognition through promotional advertising campaigns. The "Homeland" name is considered material to the Company's business and is registered for use as a service mark and trademark. The Company has received federal and state registrations of the "Homeland" mark as a service mark and a trademark for use on certain products. The Company also received a federal registration of the service mark "A Good Deal Better" in 1994.

Regulatory Matters

          Homeland is subject to regulation by a variety of local, state and federal governmental agencies, including the United States Department of Agriculture, state and federal pharmacy regulatory agencies and state and local alcoholic beverage and health regulatory agencies. By virtue of this regulation, Homeland is obligated to observe certain rules and regulations, the violation of which could result in suspension or revocation of various licenses or permits held by Homeland. In addition, most of Homeland's licenses and permits require periodic renewals. To date, Homeland has experienced no material difficulties in obtaining or renewing its regulatory licenses and permits.

Item 2.   Financial Information

Selected Consolidated Financial Data

          The following selected consolidated financial information is derived from the audited consolidated financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto, appearing elsewhere herein.

          The selected consolidated financial information for the 36 weeks ended September 9, 1995, 32 weeks ended August 10,
1996, and 4 weeks ended September 7, 1996 is unaudited.

                    Selected Consolidated Financial Data
                  (In thousands, except per share amounts)




                                                           Predecessor Company
                                     52 weeks   53 weeks   52 weeks   52 weeks   52 weeks   36 weeks
                                      ended      ended      ended      ended      ended      ended
                                     12/28/91   01/02/93   01/01/94   12/31/94   12/30/95   09/9/95

                                                                                         Unaudited

Statement of Operations Data:

     Sales, net                      $786,785   $830,964   $810,967   $785,121   $630,275   $458,088

     Cost of sales                    573,470    609,906    603,220    588,405    479,119    347,506

     Gross profit                     213,315    221,058    207,747    196,716    151,156    110,582

     Selling and administrative       187,312    199,547    190,483    193,643    151,985    108,473
     Amortization of excess
     reorganization value                -          -          -          -          -          -

     Operational restructuring
      costs(1)                           -          -          -        23,205     12,639       -

     Operating profit (loss)           26,003     21,511     17,264    (20,132)   (13,468)     2,109

     Gain on sale of plants              -          -         2,618       -          -          -

     Interest expense                 (22,257)   (24,346)   (18,928)   (18,067)   (15,992)    11,677

     Income(loss) before
     reorganization items, income
     taxes and extraordinary items      3,746     (2,835)       954    (38,199)   (29,460)    (9,568)

     Reorganization items (2)            -          -          -          -          -          -

     Income(loss) before income
      taxes and extraordinary items     3,746     (2,835)       954    (38,199)   (29,460)    (9,568)

     Income taxes benefit (provision)    (992)      (982)     3,252     (2,446)      -          -

     Income(loss) before
     extraordinary items                2,754     (3,817)     4,206    (40,645)   (29,460)    (9,568)

     Extraordinary items (3)(4)(5)(6)    -          (877)    (3,924)      -        (2,330)    (2,330)

     Net income(loss)                   2,754     (4,694)       282    (40,645)   (31,790)   (11,898)

     Reduction(accretion) in
     redemption value of
     redeemable common stock             (132)      -          -         7,284        940       -

     Net income(loss) available to
     common stockholders              $ 2,622    $(4,694)   $   282   $(33,361)  $(30,850)  $(11,898)

     Net income(loss) per common
     share (7)                        $   .07    $  (.13)   $   .01   $   (.96)  $   (.93)  $   (.36)


Consolidated Balance Sheet Data:      12/28/91   01/02/93   01/01/94   12/31/94   12/30/95    9/9/95



     Total assets                    $285,735   $305,644   $274,290   $239,134   $137,582   $160,067

     Long-term obligations,
     including current portion of
     long-term obligations           $179,680   $198,380   $172,600   $176,731   $124,242   $123,593

     Redeemable common stock         $ 10,616   $  9,470   $  8,853   $  1,235   $     17   $    815

     Stockholers' equity(deficit)    $ 41,844   $ 37,150   $ 36,860   $  4,071   $(28,106)  $ (7,827)

Operating Data:

     Stores at end of period              114        113        112        111         68         73


                                                 Successor
                                                  Company
                                     32 weeks     4 weeks
                                       ended       ended
                                     08/10/96      9/7/96

      Sales, net                     $323,747      $ 39,536

      Cost of sales                   244,423        29,684

      Gross profit                     79,234         9,852

      Selling and administrative       73,000         8,953

      Amortization of excess
      reorganization value               -            1,154

      Operational restructuring
      costs (1)                          -             -

      Operating profit (loss)           6,324          (255)

      Gain on sale of plants             -             -

      Interest expense                  5,639           627

      Income (loss) before reorga-
      nization items, income taxes
      and extraordinary items             685          (882)

      Reorganization items (2)         25,996          -

      Income (loss) before income
      taxes and extraordinary items   (25,311)         (882)

      Income taxes benefit
      (provision)                        -             -

      Income (loss) before
      extraordinary items             (25,311)         (882)

      Extraordinary items
      (3)(4)(5)(6)                     63,118          -

      Net income (loss)                37,807          (882)

      Reduction (accretion) in
      redemption value of
      redeemable common stock            -             -

      Net income (loss) available
      to common shareholders         $ 37,807        $ (882)

      Net income (loss) per
      common share (7)               $   1.16        $ (.19)

    Consolidated Balance
    Sheet Data:                      08/10/96         9/7/96

      Total assets                   $167,405        $165,614

      Long-term obligations,
      including current portion of
      long-term obligations          $ 77,281        $ 76,988

      Redeemable common stock        $   -           $   -

      Stockholders' equity (deficit) $ 56,061        $ 55,179

    Operating Data:

      Stores at end of period              65            65






                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA
                              (In thousands)


(1) Operational restructuring costs during 1995 included the write-off of software no longer utilized by the Company, the write-off of goodwill in connection with the Restructuring and a termination charge resulting from the cancellation of the Company's computer outsourcing agreement. Operational restructuring costs during 1994 included the estimated losses to be incurred on the AWG Transaction and associated expenses and the estimated losses and expenses in connection with the anticipated closing of 15 stores during 1995.

(2) Reorganization items for the 32 weeks ended August 10, 1996 are primarily professional fees, employee buyout expense and result from "fresh start" reporting requirements relating to the Restructuring.

(3) Extraordinary items during 1995 included the payment of $906 in premiums and consent fees on the redemption of $15,600 of the Company's Old Notes and $1,424 in unamortized financing costs related to the Old Notes so redeemed as well as the replacement of the prior revolving credit facility.

(4) Extraordinary items during 1993 included the payment of approximately $2,776 in premiums on the redemption of $47,750 in aggregate principal amount of the Company's remaining 15-1/2% Subordinated Notes due November 1, 1997 (the "Subordinated Notes") at a purchase price of 105.8% of the outstanding principal amount, and $1,148 in unamortized financing costs related to the Subordinated Notes so redeemed.

(5) Extraordinary items during 1992 included the payment of approximately $1,225 in premiums on the repurchase of $12,250 in aggregate principal amount of the Company's Subordinated Notes at a purchase price of 110% of the outstanding principal amount, $371 in unamortized financing costs related to the Subordinated Notes so purchased, and a credit representing the discount of $500 on the Company's prepayment of $1,500 on the $5,000 note payable to Furrs, Inc. issued in connection with the Company's acquisition of certain stores from Furrs, Inc. in September 1991. The extraordinary items have been shown net of income taxes of $219.

(6) Extraordinary items for the 32 weeks ended August 10, 1996, resulted from the gains recognized from debt discharged relating to the Restructuring.

(7) Common Stock held by management investors prior to the Restructuring is presented as redeemable common stock and excluded from stockholders' equity since the Company has agreed to repurchase such shares under certain defined conditions, such as death, retirement or permanent disability. In addition, net income (loss) per common share reflects the accretion in/reduction to redemption value as a reduction/increase in income available to all common stockholders.

(8) The consolidated balance sheet data as of August 10, 1996, reflects the effect of the Restructuring and the implementation of "fresh start" reporting.



Results of Operations

          General

          As discussed in Note 3, in F-7, and 4, in page F-9, to the accompanying Consolidated Financial Statements of Homeland Holding Corporation, the Company's Plan of Reorganization become effective on August 2, 1996. For financial reporting purposes, the Company accounted for the consummation of the Restructuring effective as of August 11, 1996. The Company has adopted "fresh start" reporting pursuant to SOP No. 90-7. The periods prior to the Restructuring have been designated "Predecessor Company" and the period subsequent to the Restructuring has been designated "Successor Company." For purposes of the discussion of Results of Operations and the Liquidity and Capital Resources for the thirty-six weeks ended September 7, 1996, the results of the Predecessor Company and Successor Company have been combined.

          The table below sets forth for the periods indicated, the percentage relationship that the various consolidated
Statement of Operations items bear to sales:


                                            Fiscal Year
                                                                    36 weeks          36 weeks
                                                                     ended             ended
                                      1993      1994      1995   Sept. 9, 1995    Sept. 7, 1996
                                                                           Unaudited
Sales, net                          100.00%   100.00%   100.00%        100.00%          100.00%

Cost of sales                         74.38     74.94     76.02          75.68            75.45

Gross Profit                          25.62     25.06     23.98          24.14            24.55

Selling and administrative            23.49     24.67     24.11          23.68            22.56

Amortization of excess
reorganization value                    -         -         -              -               0.32

Operational restructuring costs         -        2.96      2.01            -               -

Operational profit (loss)              2.13     (2.57)    (2.14)          0.46             1.67

Gain on sale of plants                 0.32       -         -              -                -

Interest expense                      (2.33)    (2.30)    (2.53)         (2.55)           (1.72)

Income(loss) before
 reorganization items, income
 taxes and extraordinary items         0.12     (4.87)    (4.67)         (2.09)           (0.05)

Reorganization items                    -         -         -              -              (7.16)

Income(loss) before income
 taxes and extraordinary items         0.12     (4.87)    (4.67)         (2.09)           (7.21)

Income tax benefit (provision)         0.40     (0.31)      -              -                -

Income(loss) before
 extraordinary items                   0.52     (5.18)    (4.67)         (2.09)           (7.21)

Extraordinary items                   (0.48)      -       (0.37)         (0.51)           17.37

Net income(loss)                       0.04     (5.18)    (5.04)         (2.60)           10.16



          Comparison of Thirty-Six Weeks Ended September 7, 1996
with Thirty-Six Weeks Ended September 9, 1995

          Net sales for the 36 weeks ended September 7, 1996 decreased 20.7% over the net sales of the corresponding periods of 1995. The decrease in net sales was due primarily to the sale of 29 stores to AWG on April 21, 1995 and the closing of 14 stores in 1995, and 2 stores in the second quarter of 1996 and the sale of the Ponca City store in April 1996. In addition, while the Company believes it maintained well-stocked stores and good store conditions during the bankruptcy proceedings, significant management time and effort was expended to accomplish the demands necessary for a timely, orderly reorganization which may have affected sales negatively. Comparable store sales for the 36 weeks ended September 7, 1996 decreased by 0.4% over the same period of 1995.

          Gross profit was 24.6% of sales for the 36 weeks ended
September 7, 1996 as compared to 24.1% of sales for the corresponding period of 1995. Gross profit for the 36 weeks ended September 7, 1996, benefitted from higher vendor allowances and improved purchasing skills. The improvement was offset somewhat by higher cost of goods from being supplied by AWG versus self-supplied.

          Selling and administrative expenses for the 36 weeks ended September 7, 1996 decreased to 22.6% of sales from 23.7% for the corresponding period of 1995. The Company's selling and administrative expense as a percentage of sales had declined due to cost controls, including reductions in corporate support functions, the newly negotiated Modified Union Agreements, certain lease and secured financing concessions and the rejection of certain burdensome executory contracts. Cost savings from the Modified Union Agreements were somewhat offset by increased costs associated with training new employees that were hired to replace employees that accepted the employee buyout offer.

          Interest expense for the 36 weeks ended September 7, 1996, amounted to $6.3 million as compared to $11.7 million of the corresponding period of 1995. The decrease in interest expense was primarily due to the non-accrual of interest on the Old Notes during the bankruptcy proceedings and was offset in part by the interest on the New Notes and the $10.0 million term loan under the New Credit Agreement, commencing on the Effective Date.

          The Company recorded reorganization expenses amounting to $26.0 million for the 36 weeks ended September 7, 1996. The reorganization expenses consist primarily of professional fees, employee buyout expense and result from "fresh start" reporting adjustments. The excess reorganization value is being amortized over a three year period and the amortization for the 36 week period ended September 7, 1996, amounted to $1.2 million, reflecting amortization commencing after the Effective Date.

          As of the Effective Date, pursuant to the terms of the Plan of Reorganization, certain debt of the Company was discharged. This resulted in a recognition of extraordinary gain amounting to $63.1 million.

          Comparison of Fifty-Two Weeks Ended December 30, 1995
with Fifty-Two Weeks Ended December 31, 1994

          Sales. Net sales for 1995 declined to $630.3 million, a 19.7% decrease from sales of $785.1 million in 1994. The decrease in net sales was due primarily to the sale of 29 stores to AWG on April 21, 1995 and the closing of 14 underperforming stores over the course of 1995. These stores were closed pursuant to the Company's plan to close certain marginal and underperforming stores. Net sales were also impacted by increased competition in the Company's market area resulting from additional store openings of Wal-Mart supercenter stores and Albertsons stores during 1994. There was one new Wal-Mart supercenter store and three Albertson's stores that opened in the Company's market area during 1995.

          The Company's comparable stores sales for the 68 stores increased by 0.2% compared to the prior year, due primarily to improved store conditions, a new advertising program and increased promotional pricing.

          Cost and Expenses. Gross profit as a percentage of sales decreased to 24.0% in 1995 compared to 25.1% in 1994. The continued erosion of the Company's gross margins was the result of a number of factors including (a) the difficulties in transforming the Company from a self-supplier to a member of a purchasing cooperative and (b) additional competitive openings (there were eight additional competitive openings in the Company's market areas in 1995) and the aggressive pricing practices of certain competitors.

          Selling and administrative expenses as a percentage of sales decreased in 1995 to 24.1% from 24.7% in 1994. The Company was able to implement personnel and other cost reductions at the corporate office as a result of the sale of 29 stores and its distribution center to AWG. This included a reduction of headcount by approximately 50% at the corporate office, lower travel, telephone, and service charges, computer expenses and other related administrative expenses. The decrease was also due to an additional workers compensation accrual during 1994 that did not recur in 1995.

          The Company is continuing its drive to contain and reduce costs. New systems have recently been installed that allowed the Company to terminate its expensive computer outsourcing agreement, thereby reducing future computer and information systems costs. Furthermore, the Company expects to streamline numerous other processes that will benefit expense reduction efforts.

          Operational Restructuring Costs. Operational restructuring costs for 1995 amounted to $12.6 million which included the write-off of computer software no longer being utilized by the Company, the write-off of goodwill in connection with the Restructuring and a termination fee associated with the cancellation of the Company's computer outsourcing agreement.
          Operating Loss. Operating loss was $13.5 million in 1995 compared to an operating loss of $20.1 million in 1994. The lower operating loss was due primarily to lower operational restructuring costs which declined from $23.2 million in 1994 to $12.6 million in 1995.
          Interest Expense. Interest expense for 1995 decreased to $16.0 million from $18.1 million in 1994. The lower interest expense was due primarily to the redemption of $25.0 million of Old Notes on June 1, 1995.

          Income Tax Provision. The Company did not record any provision for income taxes for 1995. At December 30, 1995, the Company had tax net operating loss carryforwards of approximately
$48.6 million.

          Extraordinary Items. Extraordinary items for the year consist of the payment of $600,000 in consent fees to the holders of the Old Notes (as defined in Liquidity and Capital Resources of this section), $306,000 in premiums on the redemption of $15.6 million of New Fixed Rate Notes (as defined in Liquidity and Capital Resources of this section) and $1.4 million in unamortized financing costs related to the redemption of $25.0 million of Old Notes and the replacement of the Prior Credit Agreement.

          Net Loss. The Company had a net loss of $31.8 million in 1995 compared to a net loss of $40.6 million in 1994. The lower net loss in 1995 was due primarily to a reduction in operational restructuring costs from $23.2 million in 1994 to $12.6 million in 1995.

          Comparison of Fifty-Two Weeks Ended December 31, 1994
with Fifty-Two Weeks Ended January 1, 1994

          Sales. Net sales for 1994 decreased to $785.1 million, a 3.2% decrease over 1993 net sales. The decrease in net sales for fiscal 1994 is primarily attributable to the increased competition in the Company's market area resulting primarily from additional store openings of Wal-Mart supercenter stores during 1993 and 1994. There were 11 new Wal-Mart supercenter stores opened in the Company's market area during 1994. The Company's comparable store sales decreased by 2.6% compared to the prior year due primarily to competitors' store openings in the Company's market area.

          Cost and Expenses. Gross profit as a percentage of sales for 1994 decreased to 25.1% compared to 25.6% in 1993. The decrease in the gross profit margin was partially due to increased promotional pricing in response to the increased competition in the Company's market area. The decrease was also partially due to a decrease in the period of time for amortizing video rental tapes. The decrease was partially offset by a reduction in the inventory losses accounted for in the Company's retail stores during 1994. The retail store inventory losses were approximately $1.8 million less than inventory losses in 1993, resulting principally from a reduction in the losses in the meat department. The improvement in the meat department losses was due to a change in the procedures to process only the amount of product anticipated to be sold and not processing excessive quantities of fresh beef and pork to fill the display areas.

          The decline in gross profit margin was also due in part to an increase in warehouse and transportation expense as a percent of sales in 1994 which was due to an increase in the warehouse square footage and an increase in the number of warehouse personnel resulting from converting the former ice cream plant into additional frozen food warehouse space.

          Selling and administrative expenses as a percentage of sales increased in 1994 to 24.7% from 23.5% for 1993. The increase in selling and administrative expenses as a percentage of sales was due in large part to the decrease in sales for 1994 as compared to the prior year. However, the expenses also increased during 1994 due in part to the contractual increase in the monthly fees in connection with the Company's computer services agreement and a one-time change in the administration of the vacation policy which occurred during 1993 and did not recur in 1994. Expenses also increased due to additional reserves recorded for estimated bad debts on accounts receivable due from vendors and wholesale customers which may not be collected in full as a result of the AWG Transaction and the Company wrote down certain fixed assets to fair market value. The Company also recorded an increase of $5.7 million in the accrual for workers' compensation claims in 1994 as compared to the prior year due to an increase in the actuarially projected ultimate costs of the self-insured plans reflecting increases in claims and related settlements. These increases in expense were partially offset by a reduction in retail wages and benefits resulting from the modified collective bargaining agreement entered into with the UFCW in December 1993.

          Operational Restructuring Costs. Operational restructuring costs for 1994 were $23.2 million which included an estimate of the expenses to be incurred in connection with the sale of the warehouse and 29 stores to AWG and the closing of 15 stores during 1995. The accrual included the fixed costs of the closed stores from the time they were expected to be closed until they could be sold or the leases expire.

          Operating Loss. Operating loss was $20.1 million for 1994 compared to operating profit of $17.3 million in 1993. The decrease in operating profit was due to the decrease in sales, the decrease in gross profit margin, the increase in selling and administrative expenses and the operational restructuring costs recorded in 1994.

          Gain on Sale of Plants. The Company recognized a $2.6 million gain from the sale of equipment and related assets associated with its milk and ice cream plants in 1993.

          Interest Expense. Interest expense for 1994 decreased to $18.1 million from $18.9 million in 1993 due primarily to the redemption of the Company's Subordinated notes which were redeemed by the Company on March 1, 1993.

          Income Tax Provision. The Company recognized income tax expense of $2.4 million in 1994, compared to an income tax benefit of $3.3 million in 1993. The expense in 1994 was the result of increasing the valuation allowance on the Company's deferred tax asset from the prior year due to the uncertainty of realizing the future tax benefits. The expense was offset in part by the recognition of a tax benefit for alternative minimum tax net operating losses that were carried back to prior years. The income tax benefit for 1993 was the result of the reversal of the prior valuation allowance on the Company's deferred tax asset due to the proposed disposition of assets, net of the estimated amount management believed the Company may be required to pay in connection with the IRS audit.

          The IRS concluded in December 1993 a field audit of the Company's income tax returns for the fiscal years 1990, 1991 and 1992. On January 31, 1994, the IRS issued a Revenue Agent's Report for those fiscal years proposing adjustments that would result in additional taxes in the amount of $1.6 million (this amount is net of any available operating loss carryforwards, which would be eliminated under the proposed adjustment). The Company filed its protest with the IRS Appeals Office on June 14, 1994. On June 28, 1995, the Company reached a tentative agreement with the IRS Appeals office to settle the above claims. Management has analyzed the proposed settlement and has provided for, in accordance with generally accepted accounting principles, amounts which it currently believes are adequate.

          Extraordinary Items. There were no extraordinary items incurred during fiscal 1994. Extraordinary items in 1993 consisted of the payment of $2.776 million in premiums on the redemption of $47.750 million in aggregate principal amount of the Subordinated Notes at a purchase price of 105.8% of the outstanding principal amount and $1.148 million in unamortized financing costs related to the redemption of the subordinated notes on March 1, 1993. See "Liquidity and Capital Resources" in this section.

          Net Income (Loss). The Company had net loss of $40.6 million during 1994 compared to net income of $282,000 in 1993. The net loss experienced in 1994 was due primarily to the operational restructuring costs, reduction of sales and gross profit margin, increase in selling and administrative expenses and an increase in income tax expense.

Liquidity and Capital Resources

          Debt. The primary sources of liquidity for the Company's operations have been borrowings under credit facilities and internally generated funds. In March 1992, the Company refinanced its indebtedness by entering into an Indenture with United States Trust Company of New York, as trustee, pursuant to which the Company had outstanding as of July 15, 1996, $59.4 million of Series C Senior Secured Fixed Rate Notes due 1999, $26.1 million of Series D Senior Secured Floating Rate Notes due 1997 and $9.5 Series A Senior Secured Floating Rates Notes due 1997 (collectively, the "Old Notes").

          On May 13, 1996, Holding and Homeland filed Chapter 11 petitions with the Bankruptcy Court. The Restructuring was designed to reduce substantially the Company's debt service obligations and labor costs and to create a capital and cost structure that will allow the Company to maintain and enhance the competitive position of its business and operations. The Restructuring was negotiated with and supported by the lenders under the Prior Credit Agreement, the Noteholders Committee and the Company's labor unions. On July 19, 1996, the Bankruptcy Court confirmed the Company's Plan of Reorganization and the Plan of Reorganization became effective on the Effective Date.

          Under the Plan of Reorganization, holders of the Old Notes were deemed to have two claims: (a) an aggregate secured claim of $61.5 million; and (b) an aggregate unsecured claim of approximately $40.1 million. In exchange for their secured claims in respect of the Old Notes, the noteholders will receive under the Plan of Reorganization (i) $60.0 million aggregate principal amount of New Notes and (ii) $1.5 million in cash. The New Notes will mature in 2003, bear interest semi-annually at a rate of 10% per annum and will not be secured. In exchange for their unsecured claims in respect of the Old Notes, the noteholders will receive their ratable portion of 4,450,000 shares of New Common Stock, sharing ratably with other allowed general unsecured claims against the Company. It is anticipated that the noteholders and the Company's general unsecured creditors will receive approximately 60% and 35%, respectively, of the equity of the reorganized Company (assuming total unsecured claims of approximately $63 million, including noteholders' unsecured claims). The Company's existing equity holders will receive 5% of the new equity, plus five-year warrants to purchase an additional 5% of such equity.

          On April 21, 1995, the Company entered into a revolving credit agreement (the "Prior Credit Agreement") with National Bank of Canada, ("NBC"), as agent and as lender, Heller Financial, Inc. The Prior Credit Agreement permitted borrowings up to $25 million, subject to a borrowing base, for working capital needs including certain letters of credit.

          On May 13, 1996, the Company entered into an interim debtor-in-possession lending facility ("DIP Facility"), with its existing bank group to provide up to $27 million of working capital financing. The DIP Facility permitted the Company to borrow up to the lesser of $27 million and the borrowing base. The borrowings under the DIP Facility bear interest at a rate equal to the prime rate announced publicly by NBC from time to time in New York, New York plus two percent. The DIP Facility matured on the Effective Date.

          On the Effective Date, the Company entered into the New Credit Agreement with NBC, as agent and lender, and two other lenders, Heller Financial, Inc. and IBJ Schroder Bank and Trust Company, under which those lenders provided a working capital and letter of credit facility and a term loan. The New Credit Agreement permits the Company to borrow, under the working capital and letter of credit facility, up to the lesser of (a) $27.5 million or (b) the applicable borrowing base. Funds borrowed under such facility are available for general corporate purposes of the Company.

          The New Credit Agreement also provides the Company a $10.0 million term loan, which will be used to fund certain obligations of the Company under the Plan of Reorganization, including the Employee Buyout Offer and a new health and welfare plan required by the Modified Union Agreements, professional fees and "cure amounts" which were required to be paid under the Plan of Reorganization in connection with executory contracts, secured financing and unexpired leases.

          The interest rate under the New Credit Agreement is based on the prime rate publicly announced by National Bank of Canada from time to time in New York, New York plus a percentage which varies based on a number of factors, including (a) the amount which is part of the working capital and letter of credit facility and the amount which is part of the term loan, (b) the time period, (c) whether the Company elects to use a London Interbank Offered Rate, and (d) the earnings of the Company before interest, taxes, depreciation and amortization expenses.

          The indebtedness under the New Credit Agreement will mature three years from the Effective Date.

          The obligations of the Company under the New Credit Agreement are secured by liens on, and security interests in, substantially all of the assets of Homeland and are guaranteed by Holding, with a pledge of its Homeland stock to secure its obligation. The collateral includes the assets which, prior to the Effective Date, secured the obligations of the Company to the holders of the Old Notes.

          The New Credit Agreement includes certain customary restrictions on acquisitions, asset dispositions, capital expenditures, consolidations and mergers, distributions, divestitures, indebtedness, liens and security interests and transactions with affiliates. The New Credit Agreement also requires the Company to comply with certain financial and other covenants.

          Labor Savings. An integral part of the Restructuring is the Company's negotiated deal with its labor unions to modify certain elements of the Company's existing collective bargaining agreements. The Modified Union Agreements provide for, among other things, wage and benefit modifications, the Employee Buyout Offer and the issuance and purchase of new equity to a trust acting on behalf of the unionized employees. The Modified Union Agreements became effective on the Effective Date.

          The Company estimates that the Modified Union Agreements will result in cost savings of approximately $10 million during the first full contract year following the Restructuring. There can be no assurance, however, that such cost savings will actually be realized. In addition, cost savings in future contract years will be offset in part by certain wage and benefit increases.

          Working Capital and Capital Expenditures.  The
Company's primary sources of capital have been borrowing availability under the Prior Credit Agreement and cash flow from operations, to the extent available. The Company uses the available capital resources for working capital needs, capital expenditures and repayment of debt obligations.

          The Company suffered a negative cash flow from operations of $8.0 million in 1995 compared to positive cash flow of $0.3 million in 1994 and $13.0 million in 1993. The cash flow deficit in 1995 is due to the Company incurring a net cash outflow before working capital changes of $7.3 million, which is the net loss of $31.8 million offset by $24.5 million of non-cash charges. The remainder of the cash outflow from operations is from net working capital changes that resulted primarily from the AWG Transaction.

          The Company's investing activities provided net cash of $65.1 million in 1995 and used net cash of $4.0 million and $3.1 million in 1994 and 1993, respectively. The substantial increase of cash provided by investing activities in 1995 was the result of sale of the warehouse, 29 stores and associated inventory to AWG. Capital expenditures were $4.7 million, $5.4 million and $7.1 million in 1995, 1994 and 1993, respectively. The Company expects to make total capital expenditures of approximately $8.3 million in 1996, primarily for one new store, remodel stores and store information systems. As of August 10, 1996, the Company has funded $2.4 million of capital expenditures with the remaining escrow funds of approximately $1.7 million available for reinvestment from the AWG transaction, cash flow from operations, the Prior Credit Agreement and the DIP Facility. The funds required for the remaining $5.9 million of 1996 capital expenditures would come from cash flow from operations and the New Credit Agreement.

          Financing activities of the Company used net cash of $51.0 million in 1995, provided net cash of $1.9 million in 1994 and used net cash of $33.5 million in 1993. The net cash usage in 1995 was primarily due to the paydown of $25.0 million in Old Notes and $21.0 million of revolving credit facility loans.

          The Company expects to increase its capital expenditures for fiscal 1997 and 1998 as compared to 1996, subject to the limitations under the New Credit Agreement. The New Credit Agreement limits the Company's capital expenditures for 1997 to $12.0 million cash capital expenditures and for 1998 to $13.0 million cash capital expenditures and $7.0 million of capital leases for each fiscal year. The Company intends to remodel and upgrade certain stores plus continue to improve its store and corporate information systems. The funds for such capital expenditures are expected to be obtained from the Company's operating cash flow and borrowings under the New Credit Agreement.

          For the 36 weeks ended September 7, 1996, The Company's net cash used in operations was $1.3 million compared to $2.4 million for the corresponding period in 1995. The Company expects to use $5.7 million of capital expenditures in the fourth quarter, or an aggregate of $8.3 million capital expenditures for fiscal 1996. The lower capital expenditures for the 36 weeks ended September 7, 1996, reflects the Company's cash preservation efforts prior to and during the Restructuring process. The Company anticipates that the funds for the capital expenditures would be obtained from the New Credit
Agreement and cash flows from operations. As of October 18, 1996, the Company had $12.4 million of availability under the New
Credit Agreement.

          The Company's ability to continue to meet its working capital needs, meet its debt and interest obligations and capital expenditure requirements is dependent on its future operating performance. Management believes that the Restructuring will have a favorable effect on the Company's future liquidity by (a) reducing future interest cost, (b) reducing labor costs, (c) extending the maturities of the Company's long-term debt, (d) reducing the Company's store lease obligations by the rejection of seven store leases and (e) permitting additional borrowings through the release of collateral under the Indenture relating to the Old Notes. There can be no assurance that future operating performance will provide positive net cash or that the Restructuring will ultimately be successful. If the Company is not able to generate positive cash flow from its operations or if the Restructuring is not ultimately successful, management believes that this could have a material adverse effect on the Company's business and the continuing viability of the Company.

Accounting Standards

          The Company's Restructuring will be accounted for pursuant to the American Institute of Certified Public Accountants Statement of Position No. 90-7, entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP No. 90-7"). SOP No. 90-7 is applicable because holders of the Old Common Stock will receive less than 50% of the Company's New Common Stock (see Item 4. Security Ownership of Certain Beneficial Owners and Management) and the reorganized value of the assets of the reorganized Company is less than the total of all post-petition liabilities and allowed claims.

          The accounting of SOP No. 9-7 will result in "fresh-start" reporting, in which the Company's assets and liabilities will be adjusted to their fair market value and a new reporting entity will be created with no retained earnings or accumulated deficit as of the Effective Date.

Inflation/Deflation

          In recent years, deflation has not had a material impact upon the Company's operating results. Although the Company does not expect inflation or deflation to have a material impact in the future, there can be no assurance that the Company's business will not be affected by inflation or deflation in future periods.


Item 3.        Properties

          Of the 65 supermarkets operated by the Company at September 1, 1996, 12 are owned and the balance are held under leases which expire at various times between 1996 and 2013. Most of the leases are subject to six five-year renewal options. Out of 53 leased stores, only seven have terms (including option periods) of fewer than 20 years remaining. Most of the leases require the payment of taxes, insurance and maintenance costs and many of the leases provide for additional contingent rentals based on sales. No individual store operated by Homeland is by itself material to the financial performance or condition of Homeland as a whole. The average rent per square foot under Homeland's existing leases is $3.11 (without regard to amortization of beneficial interest).

          Substantially all of the Company's properties are subject to mortgages securing the borrowings under the New Credit
Agreement.  See "Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Liquidity and
Capital Resources."

          Although the Company believes that most of its existing store leases are at or below the current market rate, certain of the Company's stores were subject to burdensome lease terms. As part of the Restructuring, the Company rejected seven store leases.


Item 4. Security Ownership of Certain Beneficial Owners and Management

          Under the Company's Plan of Reorganization, each holder of a general unsecured claim against the Company, including $40.1 million of general unsecured claims in respect of the Old Notes, will receive its ratable share of 4,450,000 shares of New Common Stock, based on the amount of such holder's claim relative to all general unsecured claims.

          In addition, under the Plan of Reorganization, all of the Company's issued and outstanding Class A Common Stock, par value $.01 per share (the "Old Common Stock"), will be exchanged for (a) an aggregate of 250,000 shares of newly-issued common stock, par value $.01 per share, of the Company (the "New Common Stock"), representing approximately 5.3% of the New Common Stock to be outstanding upon consummation of the Restructuring, and (b) warrants to purchase (in the aggregate) up to 263,158 shares of New Common Stock (the "New Warrants") at an exercise price of $11.85 per share. Upon consummation of the Restructuring, each holder of the Old Common Stock will receive 7.73 shares of New Common Stock and 8.14 New Warrants for each 1,000 shares of Old Common Stock held by such holders.

          As a result of the equity recapitalization and the issuance of the shares of New Common Stock to the holders of general unsecured claims pursuant to the Plan of Reorganization, the persons who, as of the Effective Date, will own at least five percent of the shares of New Common Stock may be significantly different than the persons who owned at least five percent of the shares of Old Common Stock prior to the Effective Date. The Company is unable to determine at this time the identity of the persons who will own at least five percent of the New Common Stock to be outstanding upon consummation of the Restructuring because, among other reasons, the actual amount of general unsecured claims (other than general unsecured claims in respect
of the Old Notes) has not been finally determined.    The Company
does not anticipate any beneficial ownership of 5% or greater. See "Legal Proceedings" for a description of the claims resolution process.

          Under the Plan of Reorganization, the Company will reserve for the account of each creditor holding a disputed general unsecured claim the New Common Stock that would otherwise be distributable to such creditor on the Effective Date if such disputed claim were allowed by the Bankruptcy Court. If a disputed claim is disallowed in whole or in part, the Company will distribute the New Common Stock held in reserve ratably to holders of general unsecured claims allowed by the Bankruptcy Court. Such distributions will be made on December 31, 1996, and on June 30 and December 31 of each following year until the earlier of (a) the date on which all disputed claims have been resolved or (b) less than 5,000 shares of New Common Stock are on deposit in the disputed claims reserve. If any time after the Effective Date, the number of shares of New Common Stock in the disputed claims reserve is less than 5,000, the remaining shares of New Common Stock held in such reserve will, at the Company's option, be canceled or treated as treasury shares.

          The Company estimates that total general unsecured claims will be approximately $63.1 million, consisting of approximately $40.1 million in general unsecured claims in respect of the Old Notes and approximately $23.0 million of other general unsecured claims. Based on such estimate (a) holders of the Old Notes will receive (in the aggregate) approximately 2,827,922 shares of New Common Stock representing approximately 60.2% of the New Common Stock to be outstanding upon consummation of the Restructuring and (b) holders of the other general unsecured claims will receive (in the aggregate) approximately 1,622,029 shares of New Common Stock representing approximately 34.5% of the New Common Stock to be outstanding upon consummation of the Restructuring.

          Under the Plan of Reorganization, holders of the Old Common Stock will receive the remaining approximately 5.3% of the New Common Stock, together with New Warrants to purchase an additional approximately 5.3% of the New Common Stock. None of the directors of the Company will own any of the New Common Stock immediately upon consummation of the Restructuring. The officers of the Company who will own New Common Stock immediately upon consummation of the Restructuring are as follows: Steven M. Mason, Vice President - Marketing, who will own 324 shares of the New Common Stock (less than 1%) and 341 New Warrants; and Alfred
F. Fideline, Sr., Vice President - Retail Operations, who will own 8 shares of the New Common Stock (less than 1%) and 8 New Warrants.


Item 5.        Directors and Executive Officers

          Set forth below are the names, ages, present positions and years of service (in the case of members of management) of the directors and management of Homeland:


                                                            Years with the
       Name              Age        Position                Company and/or
                                                               Safeway

James A. Demme*          56    Chairman of the                   2
                               Board, President
                               and Chief
                               Executive Officer

Larry W. Kordisch*       49    Executive Vice                    1
                               President-Finance,
                               Chief Financial Officer,
                               Treasurer and Secretary

Steven M. Mason          41    Vice President -                  26
                               Marketing

Terry M. Marczewski*     41    Chief Accounting                  1
                               Officer, Assistant
                               Treasurer and Assistant
                               Secretary

Alfred F. Fideline, Sr.  59    Vice President-                   40
                               Retail Operations

Prentess E. Alletag, Jr. 49    Vice President-                   29
                               Human Resources

Robert E. (Gene) Burris  49        Director                       --

Edward B. Krekeler, Jr.  52        Director                       --

Laurie M. Shahon         44        Director                       --

John A. Shields          53        Director                       --

William B. Snow          65        Director                       --

David M. Weinstein       37        Director                       --


*Holding's Board of Directors is identical to that of Homeland. Mr. Demme serves as Holding's Chairman, President and Chief Executive Officer, Mr. Kordisch as Executive Vice President - Finance, Treasurer, Chief Financial Officer and Secretary and Mr. Marczewski as Chief Accounting Officer, Assistant Treasurer and Assistant Secretary.

          James A. Demme was elected Chairman of the Board in September 1996. He became President, Chief Executive Officer and a director of the Company as of November 30, 1994. From 1992 to 1994, Mr. Demme served as Executive Vice President of Retail Operations of Scrivner, Inc. He was responsible for the operations of their 170 retail stores which had a total volume exceeding $2 billion. From 1991 to 1992, Mr. Demme served as Senior Vice President of Marketing of Scrivner, Inc. where he was responsible for restructuring and refocusing the merchandising department to retail orientation. From 1988 to 1991, Mr. Demme was President and Chief Operating Officer of Shaws Supermarkets, which was the nation's fifteenth largest retail chain with sales of $1.7 billion.

          Larry W. Kordisch joined the Company in February 1995 and became Executive Vice President - Finance, Treasurer, Chief Financial Officer and Secretary as of May 1995. Prior to joining Homeland, Mr. Kordisch served as Executive Vice President - Finance and Administration, Chief Financial Officer and member of the Board of Directors of Scrivner, Inc. and was responsible for the Finance, Accounting, Risk Management, Legal and Administrative functions.

          Steven M. Mason joined Safeway in 1970 and the Oklahoma Division in 1986. At the time of the Acquisition, he was serving as Special Projects Coordinator for the Oklahoma Division. In November 1987, he joined Homeland and in October 1988, he was appointed to the position of Vice President - Retail Operations. In October 1993, Mr. Mason was appointed to the position of Vice President - Marketing.

          Terry M. Marczewski joined the Company in April 1995 and became the Chief Accounting Officer, Assistant Treasurer and Assistant Secretary as of May 1995. From July 1994 to April 1995, he was the controller at Fleming Companies, Inc.- Scrivner Group. From 1990 to July 1994, Mr. Marczewski was the Vice President and Controller at Scrivner, Inc., the nation's third largest grocery wholesaler, prior to its acquisition by Fleming Companies, Inc.

          Alfred F. Fideline, Sr. joined Safeway in 1957. At the time of the Acquisition, he was serving as a District Manager of the Oklahoma Division. In November 1987, Mr. Fideline joined Homeland as a District Manager and in May 1994, he was appointed to the position of Vice President - Retail Operations.

          Prentess E. Alletag, Jr. joined the Oklahoma Division in October 1969, where, at the time of the Acquisition, he was serving as Human Resources and Public Affairs Manager. In November 1987, Mr. Alletag joined Homeland as Vice President - Human Resources.

          Robert E. (Gene) Burris became a director of the Company and Holding on August 2, 1996. Since 1988, Mr. Burris has been President of the UFCW Local No. 1000, which represents approximately 65% of the Company's unionized employees. Pursuant to the Modified UFCW Agreements, the UFCW has the right to designate one member of the Boards of Directors of Holding and Homeland. Mr. Burris is the designee of the UFCW. Since February 1995, Mr. Burris has been the Chief Executive Officer and owner of G&E Railroad, a retail store.

          Edward B. Krekeler, Jr. became a director of the Company and Holding on August 2, 1996. Since 1994, he has been Managing Director of Creative Capital Consultancy, a financial consulting firm. From 1984 to 1994, he served in various positions as an officer of Washington Square Capital, Inc., including Vice-President, Special Investments, Vice-President, Administration, Private Placements, Vice-President, Portfolio Manager, Private Placements, and Chief Investment Analyst. From 1970 to 1984, Mr. Krekeler was Director, Fixed Income Investments, of The Ohio National Life Insurance Company, Inc. He was Chairman of the Board of Directors of Convenient Food Marts, Inc. from 1990 to 1994.

          Laurie M. Shahon became a director of the Company and Holding on August 2, 1996. Ms. Shahon has been President of Wilton Capital Group, a private direct investment firm since January 1994. Ms. Shahon previously served as Vice Chairman and Chief Operating Officer of Color Tile, Inc. in 1989. From 1988 to 1993, she served as Managing Director of `21' International Holdings, Inc., a private holding company. From 1980 to 1988, she was Vice President of Salomon Brothers, Inc., where she was founder and head of the retailing and consumer products group. From 1976 to 1980, Ms. Shahon was an Associate with Morgan Stanley & Co., Incorporated. Ms. Shahon is a director of Arbor Drugs, Inc., One Price Clothing Stores, Inc. and Ames Department Stores, Inc.

          John A. Shields became a director of the Company and Holding in May 1993. Mr. Shields has been the Chairman and Chief Executive Officer of Delray Farms Fresh Markets, a retail perishables specialty chain, since January 1994. From 1983 to 1993, he served as President, Chief Executive Officer, Chief Operating Officer and a member of the Board of Directors of First National Supermarkets. Mr. Shields is also a director of D.I.Y. Home Warehouse, Inc.

          William B. Snow became a director of the Company and Holding on August 2, 1996. Mr. Snow has served as Vice Chairman of Movie Gallery, Inc., the second largest video specialty retailer in the United States, since 1994. From 1985 to 1994, he was Executive Vice President and a director of Consolidated Stores Corporation. From 1980 to 1985, Mr. Snow was Chairman, President and Chief Executive Officer of Amerimark, Inc., a diversified supermarket retailer and institutional food service distributor. From 1974 to 1980, he was President of Continental Foodservice, Inc. From 1966 to 1974, Mr. Snow was Senior Vice
President of Hartmarx, Inc.   Mr. Snow is a director of Movie
Gallery, Inc. and Action Industries, Inc.

          David N. Weinstein became a director of the Company and Holding on August 2, 1996. He is the Managing Director of the High Yield Capital Markets group at Bank of Boston. From 1993 to March 1996, he served as Managing Director and High Yield Capital Market Specialist of Chase Securities, Inc. From 1990 to 1993, Mr. Weinstein was head of the Capital Markets group in the High Yield Department of Lehman Brothers and later was a director in the High Yield/Private Financing Group of Smith Barney Shearson.


Item 6.   Executive Compensation

Summary of Cash and Certain Other Compensation

          The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, each of the three other most highly compensated executive officers of the Company and one former executive officer
(hereinafter referred to as the "Named Executive Officers") for the fiscal years ended December 30, 1995, December 31, 1994, and
January 1, 1994:

                             SUMMARY COMPENSATION TABLE

                         Annual Compensation
                                                                    All Other
 Name and Principal                                  Other Annual   Compensation
   Position                Year    Salary   Bonus    Compensation      (3)(4)

James A. Demme(1)
Chairman, President and     1995  $200,000  $100,000      (2)         $  4,396
Chief Executive Officer     1994    11,538      -         (2)             -

Mark S. Sellers (6)         1995  $ 81,922  $140,656  $271,613(5)     $208,207
Former Executive Vice Pres. 1994   153,000   130,050   114,474(5)       43,447
Finance, Treasurer, Chief   1993   160,192   153,000    80,852(5)       34,604
Financial Officer and
Secretary

Larry W. Kordisch (7)       1995  $126,923  $100,000      (2)         $  3,907
Executive Vice Pres.
Finance, Treasurer,
Chief Financial
Officer and Secretary

Steven M. Mason             1995  $130,500  $ 19,575      (2)         $  6,414
Vice President -            1994   130,500   110,925      (2)            8,963
Marketing                   1993   107,250   103,500      (2)            3,904

Terry M. Marczewski(8)      1995  $ 69,326  $ 20,000      (2)         $     43
Chief Accounting
Officer, Assistant
Treasurer, and Assistant
Secretary

______________

(1)  Mr. Demme joined the Company as President, Chief Executive
     Officer and a director as of November 30, 1994.  In
     September 1996, he was elected Chairman of the Board.

(2) Personal benefits provided to the Named Executive Officer under various Company programs do not exceed 10% of total annual salary and bonus reported for the Named Executive
     Officer.

(3) All other compensation includes contributions to the Company's defined contribution plan on behalf of each of the Named Executive Officers to match 1993 pre-tax elective deferral contributions (there was no match for 1994 and 1995) (included under Salary) made by each to such plan, as follows: Steven M. Mason, $2,956.

(4) The Company provides reimbursement for medical benefit insurance premiums for the Named Executive Officers. These persons obtain individual fully-insured private medical benefit insurance policies with benefits substantially equivalent to the medical benefits currently provided under the Company's group plan. The Company also provides for life insurance premiums for executive officers, including the Named Executive Officers and one other executive officer, who obtain fully-insured private term life insurance policies with benefits of $500,000 per person. Amounts paid during 1995 are as follows: James A. Demme, $1,547; Mark S. Sellers, $11,069; Larry W. Kordisch, $2,073; Steven M. Mason, $1,616; and Terry M. Marczewski, $43.

(5) Includes reimbursement of relocation expenses in the amount of $271,613 in 1995, $95,378 in 1994 and $78,058 in 1993.

(6)  Mr. Sellers was Executive Vice President-Finance and Chief
     Financial Officer of the Company until his resignation in May 1995.

(7) Mr. Kordisch joined the Company in February 1995 and was appointed Executive Vice President-Finance, Chief Financial
     Officer, Treasurer and Secretary of the Company as of May 5,
     1995.

(8) Mr. Marczewski joined the Company in April 1995 and was appointed the Chief Accounting Officer and Controller of the Company as of May 5, 1995.

          Directors who are not employees of the Company or otherwise affiliated with the Company (presently consisting of Ms. Shahon and Messrs. Burris, Krekeler, Shields, Snow and Weinstein) are paid annual retainers of $15,000 and meeting fees of $1,000 for each meeting of the board or any committee attended in person and $250 for each meeting attended by telephone. Directors are reimbursed for all reasonable travel and other expenses of attending meetings of the Board or a Committee of the Board. Mr. Shields also serves as a consultant to the Company from time to time at the request of CD&R. During 1995, Mr. Shields received $166,662 from CD&R for consulting fees for services provided to the Company.

Employment Agreements

          In November 1994, the Company entered into an employment agreement with James A. Demme, the Company's President and Chief Executive Officer, for an indefinite term. The agreement provides a base annual salary of not less than $200,000 subject to increase from time to time at the discretion of the Board of Directors. The agreement entitles Mr. Demme to participate in the Company's Management Incentive Plan with a maximum annual bonus equal to 100% of base salary. The agreement also provides for awards under a long term incentive compensation plan which is to be established by the Company and authorizes reimbursement for certain business-related expenses. The agreement was amended in April 1996, to provide that, if the agreement is terminated by the Company for other than cause or disability prior to December 31, 1997, or is terminated by Mr. Demme following a change of control or a trigger event (as defined), Mr. Demme is entitled to receive (a) payment, which would not be subject to any offset as a result of his receiving compensation from other employment, equal to two years' salary, plus a pro rata amount of the incentive compensation for the portion of the incentive year that precedes the date of termination, and (b) continuation of welfare benefit arrangements for a period of two years after the date of termination. The Restructuring is a trigger event under the agreement only if Mr. Demme terminates his employment for good reason (as defined) or if, following the Effective Date, a subsequent trigger event occurs, such as a change of control or sale of assets.

          On September 26, 1995, the Company entered into an employment agreement with Larry W. Kordisch, the Company's Executive Vice President-Finance and Chief Financial Officer.
The agreement provides for a base annual salary of not less than $150,000, subject to increase from time to time at the discretion of the Board of Directors. Mr. Kordisch is also entitled to participate in the Management Incentive Plan based upon the attainment of performance objectives as the Board of Directors shall determine from time to time. The agreement was amended in April 1996, to provide that, if the agreement is terminated by the Company for other than cause or disability prior to December 31, 1997, or is terminated by Mr. Kordisch following a change of control or a trigger event (as defined), Mr. Kordisch is entitled to receive (a) payment, which would not be subject to any offset as a result of his receiving compensation from other employment, equal to two years' salary, plus a pro rata amount of the incentive compensation for the portion of the incentive year that precedes the date of termination, and (b) continuation of welfare benefit arrangements for a period of two years after the date of
termination.   The Restructuring is a trigger event under the
agreement only if Mr. Kordisch terminates his employment for good reason (as defined) or if, following the Effective Date, a subsequent trigger event occurs, such as a change of control or sale of assets.

          On September 26, 1995, the Company entered into an employment agreement with Terry M. Marczewski, the Company's Controller and Chief Accounting Officer. The agreement, which is for an indefinite term, provides for a base annual salary of $90,000, subject to increase from time to time at the discretion of the Board of Directors. Mr. Marczewski is also entitled to participate in the Management Incentive Plan based upon the attainment of performance objectives as the Board shall determine from time to time. The agreement was amended in April 1996, to provide that, in the event his employment is terminated prior to December 31, 1997 for any reason other than cause or disability, the Company will pay Mr. Marczewski his annual salary for a period of one year after the termination date or until December 31, 1997, whichever is longer, plus a pro rata amount of the incentive compensation for the portion of the incentive year that precedes the date of terminations.

          In April 1996, the Company entered into employment agreements with Steve Mason, the Company's Vice President of Marketing, and Alfred F. Fideline, Sr., the Company's Vice President of Retail Operations. The agreements, which are for an indefinite term, provide a base annual salary of $130,500 for Mr. Mason and $80,000 for Mr. Fideline, subject to increase from time to time at the discretion of the Board of Directors. In the event their employment is terminated prior to December 31, 1997 for any reason other than cause or disability, the Company will pay Mr. Mason and Mr. Fideline their annual salaries for a period of one year after the termination date or until December 31, 1997, whichever is longer, plus a pro rata amount of the incentive compensation for the portion of the incentive year that precedes the date of termination

          On January 30, 1995, the Company entered into an agreement with Mark S. Sellers, the Company's former Executive Vice President-Finance, Chief Financial Officer, Treasurer and Secretary. Pursuant to such agreement, in May 1995, Mr. Sellers was paid $348,139, which included $195,000 of retention payment, $140,656 of pro rata bonus related to the Management Incentive Plan and $12,483 of unpaid vacation and retroactive pay adjustments.

          The Company entered into a settlement agreement as of August 31, 1995 with Jack M. Lotker, the Company's former Senior Vice President-Administration, in connection with the termination of his employment with the Company. In connection with the settlement, the Company agreed to grant to Mr. Lotker warrants to purchase 100,000 shares of Holding's Class A Common Stock at an exercise price of $0.50 per share and at Mr. Lotker's discretion, the Company agreed to either (a) pay Mr. Lotker a single lump sum of $188,000 or (b) cause PHH Home Equity to purchase Mr. Lotker's current principal residence at a price equal to the appraised value but not less than $575,000. In November 1995, Mr. Lotker elected for the Company to pay him a single lump sum of $188,000. However, due to the Company's liquidity constraints, the Company has not been able to make this payment and accordingly the Company is in default with respect to the settlement agreement. Mr. Lotker filed suit against the Company, demanding recovery under the settlement agreement, together with penalties and interest. This action was stayed by the Company's bankruptcy case and Mr. Lotker has a general unsecured claim against the Company.

Management Incentive Plan

          Homeland maintains a Management Incentive Plan to provide incentive bonuses for members of its management and key employees. Bonuses are determined according to a formula based on both corporate, store and individual performance and accomplishments or other achievements and are paid only if minimum performance and/or accomplishment targets are reached. Minimum bonuses range from 0 to 100% of salary for officers (as set forth in the plan), including the Chief Executive Officer. Maximum bonus payouts range from 75% to 200% of salary for officers and up to 200% of salary for the Chief Executive Officer. Performance levels must significantly exceed target levels before the maximum bonuses will be paid. Under limited circumstances, individual bonus amounts can exceed these levels if approved by the Compensation Committee of the Board.
Incentive bonuses paid to managers and supervisors vary according to their reporting and responsibility levels. The plan is administered by a committee consisting, unless otherwise determined by the Board of Directors, of members of the Board who are ineligible to participate in the plan. Incentive bonuses earned for certain highly compensated executive officers under the plan for performance during fiscal year 1995 are included in the Summary Compensation Table.

Retirement Plan

          Homeland maintains a retirement plan in which all non-union employees, including members of management, participate. Under the plan, employees who retire at or after age 65 and after completing five years of vesting service (defined as calendar years in which employees complete at least 1,000 hours of service) will be entitled to retirement benefits equal to 1.50% of career average annual compensation (including basic, overtime and incentive compensation) plus .50% of career average annual compensation in excess of the social security covered compensation, such sum multiplied by years of benefit service (not to exceed 35 years). Service with Safeway prior to the Acquisition is credited for vesting purposes under the plan. Retirement benefits will also be payable upon early retirement beginning at age 55, at rates actuarially reduced from those payable at normal retirement. Benefits are paid in annuity form over the life of the employee or the joint lives of the employee and his or her spouse or other beneficiary.

          Under the retirement plan, estimated annual benefits payable to the named executive officers of Homeland upon retirement at age 65, assuming no changes in covered compensation or the social security wage base, would be as follows: James A. Demme, $27,280; Larry W. Kordisch, $44,375; Steven M. Mason, $85,129; and Terry M. Marczewski, $35,372.

Management Stock Option Plan

          On the Effective Date, 263,158 shares of New Common Stock were reserved for issuance under a new management stock option plan (the "Management Stock Option Plan") to be established by the Board of Directors following consummation of the Restructuring. The terms and conditions of the Management Stock Option Plan, including the identity of the participants and the number of options to be granted, will be determined by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

          Ms. Laurie Shahon and Messrs. William B. Snow and John
A. Shields currently serve on the Company's Compensation and Benefits Committee of the Board of Directors. During 1995, Mr. Shields received $166,662 from CD&R for consulting fees for services provided to the Company at the request of CD&R.


Item 7.   Certain Relationships and Related Transactions

          Prior to the Effective Date, the Company's largest stockholders were C&D Fund III, which owned approximately 35.9% of the Old Common Stock, and C&D Fund IV, which owned approximately 40.4% of the Old Common Stock. After consummation of the Restructuring, C&D Fund III and C&D Fund IV will own less than 5% of the New Common Stock to be outstanding.

          C&D Fund III and C&D Fund IV are private investment funds managed by CD&R. Amounts contributed to C&D Fund III and C&D Fund IV by the limited partners thereof are invested at the discretion of the general partner in the equity of corporations organized for the purpose of carrying out leveraged acquisitions involving the participation of management, or, in the case of C&D Fund IV, in corporations where the infusion of capital coupled with the provision of managerial assistance by CD&R can be expected to generate returns on investments comparable to returns historically achieved in leveraged buy-out transactions. The general partner of C&D Fund III is Clayton & Dubilier Associates III Limited Partnership, a Connecticut limited partnership ("Associates III"). The general partner of C&D Fund IV is Clayton & Dubilier Associates IV Limited Partnership, a Connecticut limited partnership ("Associates IV"). B. Charles Ames, a principal of CD&R, a holder of an economic interest in Associates III and a general partner of Associates IV, also served as Chairman of the Board of the Company until the effective date of the Plan of Reorganization. Andrall E. Pearson, a principal of CD&R and a former director of the Company, is a general partner of Associates IV. Michael G. Babiarz, a former director of the Company, is a professional employee of CD&R. Hubbard C. Howe, a principal of CD&R and a former director of the Company, is a general partner of Associates IV.

          Through 1995, CD&R received an annual fee for management and financial consulting services provided to the Company and reimbursement of certain expenses. The consulting fees paid to CD&R were $125,000 in 1995, $150,000 in 1994 and
$200,000 in 1993. CD&R agreed to forgo the consulting fee after October 1995, in view of the Company's financial position and in order to facilitate the proposed Restructuring.

          CD&R, C&D Fund III and the Company entered into an Indemnification Agreement on August 14, 1990, pursuant to which the Company agreed to indemnify CD&R, C&D Fund III, Associates III and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities arising under the federal securities laws and certain other claims and liabilities.

          CD&R, C&D Fund III, C&D Fund IV and the Company entered into a separate Indemnification Agreement, dated as of March 4, 1992, pursuant to which the Company agreed, subject to any applicable restrictions in the Indenture relating to the Old Notes (the "Old Indenture"), the Prior Credit Agreement, the Subordinated Note Indenture, the 1987 Registration and Participation Agreement, and the 1990 Registration and Participation Agreement, to indemnify CD&R, C&D Fund III, C&D Fund IV, Associates III, Associates IV and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities arising under the federal securities laws and certain other claims and liabilities.

          Homeland has made temporary loans to certain members of management to enable such persons to make principal payments under loans from third-party financial institutions. As of September 1, 1996, $65,000 of such loans remains outstanding and are currently due on January 21, 1997. The loans bear interest at a variable rate equal to the rate applicable to the Company's borrowings under the New Credit Agreement plus one percent.

          Mr. Gene Burris, a director of the Company, is President of UFCW Local No. 1000, which represents approximately 65% of the Company's unionized employees. Pursuant to the Modified Union Agreements, the UFCW has the right to designate one member of the Board of Directors of Holding and Homeland. Mr. Burris is the designee of the UFCW.

          Ms. Shahon and Messrs. Krekeler, Snow and Weinstein were nominated by the Noteholders' Committee to serve as directors of the Company.

Item 8.   Legal Proceedings

          The Company is a party to ordinary routine litigation incidental to its business.

          With respect to general unsecured claims against the Company arising prior to the May 13, 1996 commencement of the bankruptcy case, each holder of a general unsecured claim will receive its ratable portion of 4,450,000 shares of New Common Stock, based on the amount of such holder's claim relative to all general unsecured claims. The Company is in the process of analyzing the general unsecured claims and designating certain general unsecured claims as disputed. The Company will file objections to any such claims within 90 days after the later of the Effective Date or the date that a proof of claim with respect to such claim is filed or deemed to have been filed with the Bankruptcy Court. The Company will reserve for the account of each creditor holding a disputed general unsecured claim the New Common Stock that would otherwise be distributable to such creditor on the Effective Date is such disputed claim was a claim allowed by the Bankruptcy Court.

Item 9.   Market Price of and Dividends on the Registrants's
          Common Equity and Related Stockholders Matters

          There is no established public trading market for the New Common Stock, the only class of common equity of Holding currently issued and outstanding. Under the Plan of Reorganization, the Company has undertaken to use its best efforts to secure the listing of the New Common Stock on the NASDAQ National Market System (or, in the event the Company fails to meet the listing requirements of the NASDAQ National Market System, on such other exchange or system on which the New Common Stock may be listed) as soon as practicable following the Effective Date. There can be no assurance that the New Common Stock will ultimately be listed on NASDAQ (National Market System) or any such other exchange or system.


Item 10.  Recent Sales of Unregistered Securities

          Under the Plan of Reorganization, the Old Common Stock will be exchanged for (a) an aggregate of 250,000 shares of New Common Stock, representing approximately 5.3% of the New Common Stock to be outstanding upon consummation of the Restructuring, and (b) New Warrants to purchase (in the aggregate) up to 263,158 shares of New Common Stock at an exercise price of $11.85 per share. Upon consummation of the Restructuring, each holder of the Old Common Stock will receive 7.73 shares of New Common Stock and 8.14 New Warrants for each 1,000 shares of Old Common Stock held by such holders. In addition, under the Plan of Reorganization, each holder of a general unsecured claim, including holders of the Old Notes, will receive its ratable portion of 4,450,000 shares of New Common Stock (representing the remaining approximately 94.7% of the New Common Stock to be outstanding upon consummation of the Restructuring), based on the amount of such holder's claim relative to all general unsecured claims. The issuance of the New Common Stock and the New Warrants under the Plan of Reorganization is exempt from the registration requirements of the Securities Act pursuant to
Section 1145(a)(1) of the Bankruptcy Code.

          On April 21, 1995, the Company made an offer to repurchase shares of its Common Stock owned by certain officers and employees of the Company at a cash purchase price of $0.50 per share, plus a warrant equal to the number of shares purchased with an exercise price of $0.50. As a result of this offer, the Company redeemed 1,688,493 shares of its Common Stock and issued 1,550,493 warrants. The warrants were issued in reliance on the exemption from registration provided by Section 4 (2) of the Securities Act of 1933, as amended (the "Securities Act"), for transactions not involving any public offering("Section 4 (2)").

          In March 1995, the Company, pursuant to a settlement agreement, repurchased from its former President and Chief Executive Officer, Max E. Raydon, 455,000 shares of Common Stock at $0.50 per share plus a warrant for the same number of shares with an exercise price of $0.50. Exemption from registration was claimed under Section 4 (2).

          In 1993 and early 1994, the Company repurchased 134,000 and 106,000 shares of Common Stock, respectively, from certain of its employees at $2.41 per share. The repurchases were made in compliance with certain provisions in their respective Management Stock Subscription Agreements. Again, exemption from registration was claimed under Section 4 (2).

          Section 4 (2) of the Securities Act exempts from the registration provisions of the Securities Act transactions by an issuer not involving any public offering.


Item 11.  Description of Registrant's Securities to be Registered

General

          The Company is authorized to issue 7,500,000 shares of New Common Stock, with a par value of $0.01 per share, of which 4,700,000 million shares as issued under the Plan of Reorganization, 263,158 shares will be reserved for issuance under the New Warrants, 263,158 shares will be reserved for issuance under the Management Stock Option Plan and 522,222 shares will be reserved for issuance under the Modified Union Agreements. All of the shares to be issued under the Plan of Reorganization will be validly issued, fully paid and non-assessable.

          Each holder of New Common Stock will be entitled to one vote for each share held of record on each matter submitted to the shareholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provisions of law or the Company's Certificate of Incorporation or By-Laws. Cumulative voting for the election of directors is not permitted.

          Holders of New Common Stock will be entitled to receive dividends to the extent that Holding's Board of Directors declares such dividends out of the funds legally available for such purposes. Holding does not anticipate paying any dividends on shares of the New Common Stock. The New Credit Agreement and the Indenture restrict the ability of Holding to pay dividends on the New Common Stock.

          Upon the dissolution or liquidation of Holding, each holder of New Common Stock will participate, pro rata, in any distribution of the assets of Holding after payment of, or provision for, all of the other obligations of Holding.

          Holders of New Common Stock have no conversion, preemptive or redemption rights.

          Under the Plan, Holding has undertaken to use its best efforts to secure the listing of the New Common Stock on the NASDAQ National Market System (or, in the event Holding fails to meet the listing requirements of the NASDAQ National Market System, on such other exchange or system on which the New Common Stock may be listed) as soon as practicable following the Effective Date. There can be no assurance, however, that the New Common Stock will be listed on the NASDAQ National Market System or such other exchange or system.

Equity Registration Rights Agreement

          In connection with the Restructuring, Holding granted certain registration rights to the holders of the Old Common Stock who receive New Common Stock and New Warrants pursuant to the Plan of Reorganization. Pursuant to an equity registration rights agreement (the "Equity Registration Rights Agreement"), Holding granted certain registration rights to (a) holders of Old Common Stock who receive New Securities pursuant to the Plan and continue to hold such New Securities as of the date of a registration request and (b) certain permitted transferees of such holders that satisfy certain eligibility, notice and other requirements set forth in the Equity Registration Rights
Agreement (the "Remaining Stockholders").   Remaining
Stockholders will have registration rights only with respect to New Securities issued to holders of Old Common Stock pursuant to the Plan and shares of New Common Stock issuable upon exercise of the New Warrants (the "Registrable Stockholder Securities").

          The Equity Registration Rights Agreement provides that, following the second anniversary of the Effective Date, Remaining Stockholders holding at least 125,000 shares of New Common Stock or 131,579 New Warrants issued to holders of the Old Common Stock pursuant to the Plan of Reorganization have the right to initiate one demand that Holding register under the Securities Act all or any portion of the Registrable Stockholder Securities held by such holders, provided that the aggregate number of shares of New Common Stock requested to be registered may not be less than 125,000 shares and the aggregate number of New Warrants requested to be registered may not be less than 131,579 New Warrants.
After receipt of a registration demand, Holding will notify all other Remaining Stockholders (who have previously identified themselves to Holding as Remaining Stockholders) of the registration demand. Such other Remaining Stockholders will be entitled to request that some or all of their Registrable Stockholder Securities be included in such registration. Such Registrable Stockholder Securities will be included in such registration subject to certain priority cutbacks.

          Following receipt of a proper demand, Holding and/or the Company will be required to file a registration statement under the Securities Act for all Registrable Stockholder Securities requested to be included in such registration.
Holding will pay all expenses in connection with such registration, including expenses of one counsel representing the selling security holders. No registration request may be made sooner than six months after the termination of effectiveness of Holding's most recent registration statement under the Securities Act for New Common Stock or New Warrants. Holding is entitled to postpone, once in any 360-day period, any demand registration for a period not to exceed 180 days if Holding's Board of Directors determine that such registration would interfere with any proposed financing, acquisition or other extraordinary corporate action or would otherwise have a material adverse effect on Holding.

          The Equity Registration Rights Agreement terminates with respect to the registration of the Registrable Stockholder Securities on the earlier of (a) the seventh anniversary of the Effective Date, (b) such time as the number of shares of New Common Stock constituting Registrable Stockholder Securities is less than 125,000 and the number of New Warrants constituting Registrable Stockholder Securities is less than 131,579 and (c) the date on which the effectiveness of a registration statement that has become effective pursuant to a registration under the Equity Registration Rights Agreement has been terminated.

Noteholder Registration Rights Agreement

          In connection with the Restructuring, Holding granted certain registration rights to the holders of the Old Notes who receive New Common Stock and New Notes pursuant to the Plan of Reorganization. Pursuant to a noteholder registration rights agreement (the "Noteholder Registration Rights Agreement"), Holding and/or the Company (as applicable) granted certain registration rights to (a) holders of Old Notes who will receive New Securities pursuant to the Plan and continue to hold such New Securities and (b) certain permitted transferees of such holders that satisfy certain eligibility, notice and other requirements set forth in the Noteholder Registration Rights Agreement (the "Remaining Noteholders"). Remaining Noteholders have registration rights only with respect to New Securities issued to holders of Old Notes pursuant to the Plan (the "Registrable Noteholder Securities").

          The Noteholder Registration Rights Agreement provides that following the second anniversary of the Effective Date, Remaining Noteholders holding at least 470,000 shares of New Common Stock issued pursuant to the Plan (the "Registration Trigger Amount") will have the right to initiate one demand that Holding and/or the Company (as applicable) register under the Securities Act all or any portion of the Registrable Noteholder Securities held by such holders, provided that the aggregate number of shares of New Common Stock requested to be registered may not be less than the Registration Trigger Amount and the aggregate principal amount of New Notes requested to be registered may not be less than $6 million. After receipt of a registration demand, Holding and/or the Company (as applicable) will notify all other Remaining Noteholders (who have previously identified themselves to Holding as Remaining Noteholders) of the registration demand. Such other Remaining Noteholders will be entitled to request that some or all of their Registrable Noteholder Securities be included in such registration. Such Registrable Noteholder Securities will be included in such registration subject to certain priority cutbacks.

          Following receipt of a proper demand, Holding and/or the Company (as applicable) will be required to file a registration statement under the Securities Act for all Registrable Noteholder Securities requested to be included in such registration. Holding and/or the Company (as applicable) also will pay all expenses in connection with such registration, including expenses of one counsel representing the selling securityholders. No registration request may be made sooner than six months after the termination of effectiveness of Holding's most recent registration statement under the Securities Act for New Common Stock or New Warrants. Holding is entitled to postpone, once in any 360-day period, any demand registration for a period not to exceed 180 days if the Board of Directors of Holding and/or the Company (as applicable) determines that such registration would interfere with any proposed financing, acquisition or other extraordinary corporate action or would otherwise have a material adverse effect on Holding and/or the Company (as applicable).

          The Noteholder Registration Rights Agreement terminates with respect to the registration of shares of Registrable Noteholder Securities, on the earlier of (a) the seventh anniversary of the Effective Date, (b) such time as the Registrable Noteholder Securities no longer represent the Requisite Percentage and (c) the date on which the effectiveness of a registration statement that has become effective pursuant to a registration under the Noteholder Registration Rights Agreement has been terminated.


Item 12.  Indemnification of Directors and Officers

          The Certificates of Incorporation of Holding and Homeland provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. This provision of the Certificates of Incorporation does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law or (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other law, such as the state or federal securities law.

          Under the Delaware General Corporation Law, Holding and Homeland have broad powers to indemnify their directors and officers against liabilities they may incur in such capacities, including liabilities under state or federal securities law. The By-Laws of Holding and Homeland requires the Company to indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceedings, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the case of a derivative action, any officer or director will not be entitled to indemnification in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for expenses.

          The Company currently holds a directors and officers insurance policy with an aggregate limit of $10,000,000, with a deductible of $150,000, providing coverage for losses occurring after the Effective Date. The Company also holds a similar directors and officers insurance policy with an aggregate limit of $20,000,000, with a deductible of $250,000, for coverage of losses that occurred prior to the Effective Date. The directors and officers policies provide coverage for losses of the Company, their directors and officers that may arise from claims of alleged wrongful acts of the directors and officers of the Company in such capacities.

          CD&R, C&D Fund III and the Company entered into an Indemnification Agreement on August 14, 1990, pursuant to which the Company agreed to indemnify CD&R, C&D Fund III, Associates III and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities arising under the federal securities laws and certain other claims and liabilities.

          CD&R, C&D Fund III, C&D Fund IV and the Company entered into a separate Indemnification Agreement, dated as of March 4, 1992, pursuant to which the Company agreed, subject to any applicable restrictions in the Indenture relating to the Old Notes (the "Old Indenture"), the Prior Credit Agreement, the Subordinated Note Indenture, the 1987 Registration and Participation Agreement, and the 1990 Registration and Participation Agreement, to indemnify CD&R, C&D Fund III, C&D Fund IV, Associates III, Associates IV and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities arising under the federal securities laws and certain other claims and liabilities.

          There is currently no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Transfer Agent

          Fleet National Bank, Hartford, Connecticut, is the transfer agent and registrar for the New Common Stock.


Item 13.  Financial Statements and Supplementary Data

          The Company's consolidated financial statements and notes thereto are included in this Registration Statement following the signature pages.


Item 14.  Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure

          None.


Item 15.  Financial Statements and Exhibits

          The following documents are filed as part of this Registration Statement:

                     1.  Financial Statements.  The Company's
                         financial statements are included in this report following the signature page. See Index to Financial Statements and Financial Statement Schedules on page F-1.

                     2.  Exhibits.  See attached Exhibit Index on page E-1.



                           SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                          HOMELAND HOLDING CORPORATION



Date: November 15, 1996                      By:______________________________
                                             James A. Demme, Chairman, President
                                               and Chief Executive Officer

                  INDEX TO FINANCIAL STATEMENTS

                  HOMELAND HOLDING CORPORATION


Unaudited Consolidated Balance Sheets as of September 7, 1996         F-2
(Successor Company) and December 30, 1995  (Predecessor
Company)

Unaudited Consolidated Statement of Operations
for the 4 weeks ended September 7, 1996 (Successor Company),          F-4
32 weeks ended August 10, 1996 and 36 weeks ended September 9,
1995 (Predecessor Company)

Unaudited Consolidated Statement ofStockholders' Equity (Deficit)
for the 4 weeks ended September 7, 1996 (Successor Company),          F-5
32 weeks ended August 10, 1996 and 36 weeks ended September 9,
1995 (Predecessor Company)

Unaudited Consolidated Statement of Cash Flows
for the 4 weeks ended September 7, 1996 (Successor Company),          F-6
32 weeks ended August 10, 1996 and 36 weeks ended September 9,
1995 (Predecessor Company)

Notes to Unaudited Consolidated Financial Statements                  F-7

Report of Independent Accountants                                    F-13

Consolidated Balance Sheets as of December 30, 1995
and December 31, 1994                                                F-14

Consolidated Statements of Operations for the 52 weeks
ended December 30, 1995, December 31, 1994 and January 1, 1994       F-16

Consolidated Statements of Stockholders' Equity (Deficit) for the
52 weeks ended December 30, 1995, December 31, 1994 and
January 1, 1994                                                      F-17

Consolidated Statements of Cash Flows for  the 52 weeks ended
December 30, 1995, December 31, 1994 and January 1, 1994             F-18

Notes to Consolidated Financial Statements                           F-20

             HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED BALANCE SHEETS

         (In thousands, except share and per share amounts)
                            (Unaudited)

                 Assets                    Successor Company Predecessor Company
                                                 September 7,   December 30,
                                                    1996           1995

Current assets:
  Cash and cash equivalents                       $  3,062        $  6,357
  Receivables, net of allowance for
   uncollectible accounts of $2,661 at
   December 30, 1995                                 8,959           8,051
  Inventories                                       39,450          42,830
  Prepaid expenses and other current assets          3,250           2,052

     Total current assets                           54,721          59,290

Property, plant and equipment:
  Land                                               8,701           9,919
  Buildings                                         17,294          22,101
  Fixtures and equipment                            14,281          44,616
  Land and leasehold improvements                   10,956          23,629
  Software                                           1,782           1,991
  Leased assets under capital leases                 7,623          29,062
  Construction in progress                           1,961           4,201

                                                    62,598         135,519

  Less accumulated depreciation
   and amortization                                    585          63,827

  Net property, plant and equipment                 62,013          71,692

Reorganization value in excess of amounts
   allocable to identifiable assets, less
   accumulated amortization of $1,154 at
   September 7, 1996                                43,864            -

Other assets and deferred charges                    5,016           6,600

     Total assets                                 $165,614        $137,582

                                                                 Continued







                 The accompanying notes are an integral part of these consolidated financial statements

                 HOMELAND HOLDING CORPORATION AND SUBSIDIARY

             (In thousands, except share and per share amounts)
                                (Unaudited)

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                           Successor Company Predecessor Company
                                                   September 7,  December 30,
                                                      1996          1995

Current liabilities:
  Accounts payable - trade                          $ 14,411      $ 17,732
  Salaries and wages                                   2,486         1,609
  Taxes                                                5,405         4,876
  Accrued interest payable                               599         2,891
  Other current liabilities                           10,546        14,321
  Long-term obligations in default classified
   as current                                           -          100,467
  Current portion of obligations under capital
   leases                                              1,559         2,746
  Current portion of restructuring reserve              -            3,062

     Total current liabilities                        35,006       147,704

Long-term obligations:
  Long-term debt                                      70,000          -
  Obligations under capital leases                     3,348         9,026
  Other noncurrent liabilities                         2,081         6,133
  Noncurrent restructuring reserve                      -            2,808

     Total long-term obligations                      75,429        17,967

Commitments and contingencies                           -             -

Redeemable common stock, Class A, $.01 par value,
  1,720,718 shares at December 30, 1995, at
  redemption value                                      -               17

Stockholders' equity (deficit):
  Old common stock
    Class A, $.01 par value, authorized - 40,500,000
     shares, issued - at December 30, 1995, 33,748,482
     outstanding - 30,878,989 shares                    -              337
  New common stock, $0.01 par value, authorized -
     7,500,000 shares, issued 4,758,025 shares at
     September 7, 1996                                    48          -
  Additional paid-in capital                          56,013        55,886
  Accumulated deficit                                   (882)      (80,188)
  Minimum pension liability adjustment                  -           (1,327)
  Treasury stock, 2,869,493 shares at December 30,
    1995 at cost                                        -           (2,814)

     Total stockholders' equity (deficit)             55,179       (28,106)

     Total liabilities and stockholders' equity
      (deficit)                                     $165,614      $137,582


             The accompanying notes are an integral part of these consolidated financial statements.

                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF OPERATIONS

            (In thousands, except share and per share amounts)
                                   (Unaudited)


                                      Successor Company   Predecessor Company

                                         4 weeks       32 weeks       36 weeks
                                          ended          ended          ended
                                      September 7,    August 10,   September 9,
                                          1996           1996          1995

Sales, net                             $ 39,536        $323,747      $458,088

Cost of sales                            29,684         244,423       347,506

  Gross Profit                            9,852          79,324       110,582

Selling and administrative                8,953          73,000       108,473
Amortization of excess reorganization
  value                                   1,154            -             -

Operating profit (loss)                    (255)          6,324         2,109

Interest expense                            627           5,639        11,677

Income (loss) before reorganization
  items, income taxes and
  extraordinary items                      (882)            685        (9,568)

Reorganization items:
  Allowed claims in excess of
   liabilities                             -              7,200          -
  Professional fees                        -              4,250          -
  Employee buyout expense                  -              6,386          -
  Adjustments of accounts to
   estimated fair value                    -              8,160          -
                                           -             25,996          -

Loss before income taxes and
  extraordinary items                      (882)        (25,311)       (9,568)

Income tax expense                         -               -             -

Loss before extraordinary items            (882)        (25,311)       (9,568)

Extraordinary items-debt discharged        -             63,118          -
Extraordinary items-other                  -               -           (2,330)

Net income (loss)                      $   (882)       $ 37,807      $(11,898)

Loss before extraordinary items per
  common share                         $   (.19)       $   (.78)     $   (.29)

Extraordinary items per common share       -               1.94          (.07)

Net income (loss) per common share     $   (.19)       $   1.16      $   (.36)

Weighted average shares outstanding   4,758,025      32,599,707    33,500,994


             The accompanying notes are an integral part of these consolidated financial statements

                     HOMELAND HOLDING CORPORATION AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 (In thousands, except share and per share amounts)
                                    (Unaudited)


<PART 1 of 2>

                                                                                                      Minimum
                                           Common Stock                Additional                     Pension
                                 Successor    Predecessor               Paid-in        Accumulated   Liability
                                   Shares       Shares      Amount      Capital         Deficit      Adjustment

Balance, December 31, 1994            -       31,604,989     $ 316     $ 53,896        $(48,398)     $  -

Purchase of treasury stock            -        2,143,493        21        1,050            -            -

Net loss                              -             -         -            -            (11,898)        -

Balance, September 9, 1995            -       33,748,482     $ 337     $ 54,946        $(60,296)     $  -


Balance, December 30, 1995            -       33,748,482     $ 337     $ 55,886        $(80,188)     $(1,327)

Net income                            -             -         -            -             37,807         -

Eliminate predecessor equity          -      (33,748,482)     (337)     (55,886)         (2,637)        -

Issuance of successor's
 common stock                    4,758,025          -           48       56,013            -            -

Eliminate adjustment of minimum
 pension liability                    -             -         -            -               -           1,327

Record excess of reorganization
 value                                -             -         -            -             45,018         -

Balance, August 10, 1996         4,758,025          -        $  48     $ 56,013        $   -         $  -

Net loss                              -             -         -            -               (882)        -

Balance, September 7, 1996       4,758,025          -        $  48      $56,013        $   (882)     $  -






                     HOMELAND HOLDING CORPORATION AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICTI)

                 (in thousands, except share and per share amounts)
                                           (Unaudited)

<PART 2 of 2>

                                                                    Total
                                              Treasury Stock     Stockholders'
                                            Shares    Amount   Equity (Deficit)


Balance, December 31, 1994                  726,000  $(1,743)     $  4,071

Purchase of treasury stock                2,143,493   (1,071)         -

Net loss                                       -        -          (11,898)

Balance, September 9, 1995                2,869,493  $(2,814)     $ (7,827)


Balance, December 30, 1995                2,869,493  $(2,814)     $(28,106)

Net income                                     -        -           37,807

Eliminate predecessor equity             (2,869,493)   2,814       (56,046)

Issuance of successor's common
 stock                                         -        -           56,061

Eliminate adjustment of minimum
 pension liability                             -        -            1,327

Record excess of reorganization
 value                                         -        -           45,018

Balance, August 10, 1996                       -     $  -         $ 56,061

Net loss                                       -        -             (882)

Balance, September 7, 1996                     -     $  -         $ 55,179




                      The accompanying notes are an integral part
                       of these consolidated financial statements.


                                       F-5



                    HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                (In thousands, except share and per share amounts)
                                    (Unaudited)


                                                            Successor Company    Predecessor Company
                                                              4 weeks        32 weeks       36 weeks
                                                               ended          ended          ended
                                                            September 7,    August 10,    September 9,
                                                               1996           1996            1995

Cash flows from operating activities:
  Net income (loss)                                           $  (882)        $37,807        $(11,898)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization                                588           4,163           8,908
     Amortization of excess reorganization value                1,154            -               -
     Amortization of financing costs                                5             359             771
     Write-off of financing costs on long term debt retired      -               -              1,424
     Reorganization items                                        -             15,360            -
     Extraordinary gain on debt discharge                        -            (63,118)           -
     (Gain) loss on disposal of assets                             85            -               (275)
     Amortization of beneficial interest in operating
       leases                                                      10              75             143
     Change in assets and liabilities:
       Increase in receivables                                   (876)            (32)           (426)
       Decrease in receivable for taxes                          -               -              2,270
       (Increase) decrease in inventories                        (666)          4,175          14,904
       (Increase) decrease in prepaid expenses
         and other current assets                                  41             (83)          3,097
       (Increase) decrease in other assets and
         deferred charges                                         (21)           (649)            228
       (Increase) decrease in accounts payable - trade           (545)            298          (8,989)
       Increase (decrease) in salaries and wages                 (167)            105             131
       Increase (decrease) in taxes                               304             226            (317)
       Increase (decrease) in accrued interest payable            582           3,823          (2,810)
       Increase in other current liabilities                     (791)         (2,656)         (1,625)
       Increase in noncurrent restructuring reserve              -             (1,396)        (12,196)
       Increase in other noncurrent liabilities                  (146)           (886)         (1,105)

         Total adjustments                                       (443)        (41,716)          4,133

         Net cash used in operating activities                 (1,325)         (2,429)         (7,765)

Cash flows from investing activities:
  Capital expenditures                                           (180)         (2,395)         (1,008)
  Cash received from sale of assets                                 1           1,738          73,038

         Net cash (used in) provided by
          investing activities                                   (179)           (657)         72,030

Cash flows from financing activities:
  Borrowings under term loan                                     -             10,000            -
  Payments under senior secured floating rate notes              -               -             (9,375)
  Payments under senior secured fixed rate notes                 -               -            (15,625)
  Borrowings under revolving credit loans                       6,273          74,250          62,811
  Payments under revolving credit loans                        (6,273)        (79,718)        (85,095)
  Payments under swing loans                                     -               -             (1,500)
  Principal payments under notes payable                         -               -               (750)
  Principal payments under capital lease obligations             (141)         (1,596)         (6,127)
  Payments of secured debt obligations                           -             (1,500)           -
  Payments to acquire treasury stock                             -               -             (1,072)

         Net cash (used in) provided by
          financing activities                                   (141)          1,436         (56,733)

Net increase (decrease) in cash and cash equivalents           (1,645)         (1,650)          7,532

Cash and cash equivalents at beginning of period                4,707           6,357             339

Cash and cash equivalents at end of period                    $ 3,062         $ 4,707         $ 7,871

Supplemental information:
  Cash paid during the period for interest                    $    48         $ 1,566         $13,636

  Cash paid during the period for income taxes                $  -            $  -            $  -


                  The accompanying notes are an integral part
                         of these financial statements.


                                      F-6



                   HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (Unaudited)


1.     Basis of Preparation of Consolidated Financial Statements:

       The accompanying unaudited consolidated financial statements of Homeland Holding Corporation ("Holding") and its Subsidiary, Homeland Stores, Inc ("Stores" and together with Holding, the "Company"), reflect all adjustments, consisting only of normal and recurring adjustments, except for the fresh-start adjustments which are, in the opinion of management, necessary to present fairly the consolidated financial position and the consolidated results of operations and cash flows for the periods presented. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the 52 weeks ended December 30, 1995 and the notes thereto.

       The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements also reflect certain fresh-start adjustments (see Note 4) that resulted from the bankruptcy proceedings (see Note 3).

2.     Accounting Policies:

       The significant accounting policies of the Company are summarized in the consolidated financial statements of the Company for the 52 weeks ended December 30, 1995 and the notes thereto.

3.     Reorganization:

       On May 13, 1996, the Comapny filed chapter 11 petitions with the United States Bankruptcy Court for the District of
       Delaware (the "Bankruptcy Court"). Simultaneous with the filing of such petitions, the Company filed a plan of reorganization and disclosure statement, which set forth the terms of the Company's restructuring (the "Restructuring"). On June 13, 1996, the Company filed a first amended plan of reorganization and disclosure statement. The Company's first amended plan of reorganization, as modified (the "Plan") was confirmed by the Bankruptcy Court on July 19, 1996 and became effective on August 2, 1996 (the "Effective Date").


                                    F-7


       On the effective Date, each of Holding and Homeland adopted amended and restated certificates of incorporation, the principal effects of which are: (a) eliminate the old common stock and old class B common stock of Holding, (b) authorized 7,500,000 shares of new common stock of Holding (the "New Common Stock") and (c) include a provision to prohibit the issuance of non-voting securities as and to the extent required by Section 1123 (a) (6) of the Bankruptcy Code for both Homeland and Holding.

       As of the Effective Date, the outstanding $59.4 million of Series C Senior Secured Fixed Rate Notes due 1999, $26.1 million of Series D Senior Secured Floating Rate Notes due
       1997 and $9.5 million of Series A Senior Secured Floating Rate Notes due 1997, (collectively, the "Old Notes"), ($95 million in aggregate face amount plus accrued interest), were canceled and such holders received (in the aggregate)
       $60 million face amount of newly issued 10% Senior Subordinated Notes due 2003 (the "New Notes"), $1.5 million in cash and approximately 60% of the New Common Stock. The New Notes are unsecured and bear interest at 10% per annum and mature in 2003.

       As of the effective Date, all of the outstanding old common stock of Holding was canceled and the holders received their ratable share of (a) 250,000 shares of New Common
       Stock and (b) warrants to purchase up to 263,158 shares of New Common stock at an exercise price of $11.85. Holders of general unsecured claims (including certain trade creditors for unpaid prepetition trade claims and the allowed unsecured noteholders' claims) are entitled to receive their ratable share of 4,450,000 shares of New Common Stock.

       As of the Effective Date, the Company entered into the New Credit Agreement (as defined hereinafter) consisting of a revolving credit facility of up to $27.5 million (subject to a borrowing base requirements) and a term loan facility of $10.0 million The New Credit Agreement is collaterized by a security interest in, and liens on, substantially all of the Company's assets and is guaranteed by Holding.

       On the Effective Date, the modified union agreements negotiated with the Company's labor unions (the "Modified
       Union Agreements") became effective. The Modified Union Agreements, which are effective for a term of five years, consist of five basic elements: (a) wage rate and benefit contribution reductions and work rule changes, (b) an employee buyout offer, (c) the establishment of an employee stock bonus plan which will receive, or be entitled to receive up to 522,222 shares of New Common Stock, (d) the

                                     F-8



       right to designate one member of the Board of Directors and
       (e) the elimination of certain wage reinstatement provisions, incentive plans and "maintenance of benefits."

4.     Fresh-Start Reporting

       The Company's Restructuring was accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position No. 90-7, entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code"
       ("SOP No. 90-7"). The accounting of SOP No. 90-7 resulted in "fresh-start" reporting for the Company in which a new entity was created for financial reporting purposes. The
       Company was able to adopt SOP No. 90-7 as the holders of the old common stock received less than 50% of the New
       Common Stock and the reorganized value of the assets of the reorganized Company is less than the total of all post-petition liabilities and allowed claims.

       For financial reporting purposes, the Comapny accounted for the consummation of the Restructuring effective August 10, 1996, which is the Company's normal four week period ending date. The periods prior to the Effective Date have been designated "Predecessor Company" and the period subsequent to the Effective Date has been designated "Successor Company". As a result of the adoption of the "fresh-start reporting, the Company's financial statements are not comparable to the Company's financial statements of prior periods.

       In accordance with the SOP No. 90-7, the Company valued its assets and liabilities at their estimated fair value and eliminated its accumulated deficits on the Effective Date. The total reorganization value of the reorganized Company was determined by analyzing market cash flow multiples as applied to the Company's projected annual cash flows as well as comparing the reorganization vaule to a discounted projected cash flow calculation. Based on analysis prepared by the Company's financial advisor and the financial advisor to the ad hoc committee of noteholders, the total reorganization value was agreed to by the parties and confirmed by the Bankruptcy Court. The total reorganization value as of the Effective Date was estimated to be $167.4 million, which was $45.0 million in excess of the Company's tangible and identifiable assets. The excess of the reorganization value over the value of the identifiable assets is reported as "Reorganization value in excess of amounts allocable to identifiable assets" and is being amortized on a straight-line basis over a three year period.


                                    F-9


       The components of reorganization items and gain recognized on debt discharged resulting from the Restructuring are as follows (in thousands):

        (i)  Reorganization items:

              Fresh-Start reporting
               Allowed claims in excess of recorded
                 liabilities                                        7,200
               Revalue of property, plant and
                 equipment, net                                     4,004
               Other adjustments to estimated fair value            4,156
                     Total fresh-start                             15,360

             Professional fees incurred with
               the Restruturing                                     4,250

                     Total reorganization items                    19,610


       (ii)  Gain on debt discharged:

               Elimination of Old Notes and accrued interest      101,697
               Elimination of other liabilities                    21,421
               Issuance of New Notes                              (60,000)

                     Gain on debt discharged                       63,118










                                    F-10



       The effects of the Restructuring and the implementation of "fresh-start" reporting on the Company's balance sheet as of August 10, 1996 are as follows:


                                      Pre "Fresh-Start"                                        "Fresh-Start"
                                        Balance Sheet     Debt Discharge     "Fresh-Start"     Balance Sheet
                                       August 10, 1996      Adjustments       Adjustments     August 10, 1996

Current assets:
   Cash                                    $  6,207          $ (1,500)         $   -            $  4,707
   Receivables                                8,083              -                 -               8,083
   Inventories                               38,655               129              -              38,784
   Prepaid expenses and
     other current assets                     3,428              -                 (137)           3,291

     Total current assets                    56,373            (1,371)             (137)          54,865

Property, plant and equipment, net           66,513              -               (4,004)          62,509

Other assets and deferred charges             6,793              -               (1,780)           5,013

Reorganization value in excess
   of amounts allocable to
   identifiable assets                         -                 -               45,018           45,018

     Total assets                          $129,679          $ (1,371)         $ 39,097         $167,405

Current liabilities:
   Accounts payable-trade                    18,030           (10,274)            7,200           14,956
   Salaries and wages                         1,703              -                  950            2,653
   Taxes                                      5,101              -                 -               5,101
   Accrued interest payable                   6,714            (6,697)             -                  17
   Other current liabilities                 11,760            (3,290)            2,866           11,336
   Long-term obligations in
     default classified as
     current                                105,000          (105,000)             -                -
   Current portion of obligations
     under capital leases                     2,746            (1,187)             -               1,559
   Current portion of restructuring
     reserves                                 3,062            (1,796)           (1,266)            -

     Total current liabilities             $154,116         $(128,244)          $ 9,750         $ 35,622

Long-term obligations:
   Long-term debt                              -               70,000              -              70,000
   Obligations under capital leases           5,784            (1,870)             (425)           3,489
   Other noncurrent liabilities               6,407            (3,944)             (230)           2,233
   Noncurrent restructuring reserve           1,412              (431)             (981)            -

      Total long-term obligations           118,603            63,755            (1,636)          75,722

Redeemable common stock                          17              -                  (17)            -

Stockholder's equity (deficit):
   Common Stock                                 337              -                 (289)              48
   Additional paid-in capital                55,886              -                  127           56,013
   Accumulated (deficit) equity             (90,139)           63,118            27,021             -
   Minimum pension liability adjustment      (1,327)             -                1,327             -
   Treasury stock                            (2,814)             -                2,814             -

      Total stockholder's equity
        (deficit)                           (38,057)           63,118            31,000           56,061

      Total liabilities and
        stockholder's equities
        (deficit)                          $129,679           $(1,371)          $39,097         $167,405



                                      F-11



5.     Employee Buyout Offer Charges

       As of August 3, 1996, the consummation date of the Modified Union Agreements, 833 of the Company's unionized employees had accepted the employee buyout offer. The employee buyout offer, depending on the employee's job classification, date of hire and full- or part-time status, ranges from $4,500 to $11,000 per employee. The Company incurred approximately $6.6 million of expense for the employee buyout offer.

6.     Income Taxes

       The Company did not record any provision of taxes for the 12 weeks and 36 weeks ended September 7, 1996. As of December
       30, 1995, the Company has operating loss carry forward of approximately $48.6 million. In connection with the Plan, the Company recorded gains relating to the discharge of certain indebtedness, which is expected to reduce the Company's operating loss carry forward. As a result of the discharge of such indebtedness, management estimates that the operating loss carryforward as of September 7, 1996, is approximately $30.0 million, subject to the projected values of the new securities issued by Holding pursuant to the Plan.



                                   F-12



     Report of Independent Accountants



     To the Board of Directors and Stockholders of Homeland Holding Corporation


     We have audited the accompanying consolidated financial statements of Homeland Holding Corporation and Subsidiary listed in the index on page F-1 of this Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Homeland Holding Corporation and Subsidiary as of December 30, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for the 52 weeks ended December 30, 1995, December 31, 1994 and January 1, 1994, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, negative cash flows from operations for the year ended December 30, 1995, a stockholders' deficit as of December 30, 1995 and has been unable to comply with its debt covenants. In addition, on March 27, 1996, the Company reached an agreement in principle with members of an ad-hoc noteholders committee with respect to a financial restructuring of the Company. The Company and the ad-hoc noteholders committee have agreed to implement the financial restructuring under a pre-arranged plan of reorganization to be filed under Chapter 11 of the United States Federal Bankruptcy Code. These factors raise substantial doubt about the Company's ability to continue as a going concern. The continuation of its business as a going concern is contingent upon, among other things, the ability to (1) complete the pre-arranged plan of reorganization and (2) sustain satisfactory levels of future earnings and cash flows. Management's plans with regard to such financial restructuring are set forth in Note 15 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties or adjustments relating to the establishment, settlement and classification of liabilities that may be required in connection with the pre-arranged plan of reorganization of Homeland Holding Corporation and Subsidiary under Chapter 11 of the United States Federal Bankruptcy Code.


     Coopers & Lybrand, L.L.P.
     New York, New York
     March 27, 1996


                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS

            (In thousands, except share and per share amounts)

                              ASSETS (Note 4)

                                                   December 30,   December 31,
                                                      1995           1994

Current assets:
 Cash and cash equivalents (Notes 3 and 5)          $  6,357      $    339
 Receivables, net of allowance for uncollectible
  accounts of $2,661 and $2,690                        8,051        12,235
 Receivable for taxes (Note 6)                           -           2,270
 Inventories                                          42,830        89,850
 Prepaid expenses and other current assets             2,052         6,384

    Total current assets                              59,290       111,078

Property, plant and equipment:
 Land                                                  9,919        10,997
 Buildings                                            22,101        29,276
 Fixtures and equipment                               44,616        61,360
 Land and leasehold improvements                      23,629        32,410
 Software (Note  3)                                    1,991        17,876
 Leased assets under capital leases (Note 9)          29,062        46,015
 Construction in progress                              4,201         2,048

                                                     135,519       199,982

 Less, accumulated depreciation
  and amortization                                    63,827        82,603

 Net property, plant and equipment                    71,692       117,379

Excess of purchase price over fair
 value of net assets acquired, net
 of amortization of $830 in fiscal 1994 (Note 3)         -           2,475

Other assets and deferred charg es                     6,600         8,202

    Total assets                                    $137,582      $239,134

                The accompanying notes are an integral part of these consolidated financial statements.


                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                  CONSOLIDATED BALANCE SHEETS, Continued

            (In thousands, except share and per share amounts)

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                    December 30,   December 31,
                                                       1995           1994
Current liabilities:
 Accounts payable - trad                              $ 17,732     $ 30,317
 Salaries and wages                                      1,609        1,925
 Taxes                                                   4,876        6,492
 Accrued interest payable                                2,891        3,313
 Other current liabilities                              14,321       15,050
 Current portion of long-term debt (Notes 4, 5 and 15)     -          2,250
 Long-term obligations in default classified as current
  (Notes 4, 5 and 15)                                  100,467           -
 Current portion of obligations under capital
  leases (Note 9)                                        2,746        7,828
 Current portion of restructuring reserve (Note 14)      3,062           -

    Total current liabilities                          147,704       67,175

Long-term obligations:
 Long-term debt (Notes 4, 5 and 15)                        -        145,000
 Obligations under capital leases (Note 9)               9,026       11,472
 Other noncurrent liabilities                            6,133        5,176
 Noncurrent restructuring reserve (Note 14)              2,808        5,005

    Total long-term obligations                         17,967      166,653

Commitments and contingencies (Notes 8, 9 and 12)         -           -

Redeemable common stock, Class A, $.01 par value,
 1,720,718 shares at December 30, 1995 and 3,864,211
 shares at December 31, 1994, at redemption value
 (Notes 10 and 11)                                         17         1,235

Stockholders' equity (deficit):
 Common stock (Note 10):
   Class A, $.01 par value, authorized - 40,500,000
    shares, issued - 33,748,482 shares at December 30,
    1995 and 31,604,989 at December 31, 1994,
    outstanding - 30,878,989 shares                       337           316
 Additional paid-in capital                            55,886        53,896
 Accumulated deficit                                  (80,188)      (48,398)
 Minimum pension liability adjustment (Note 8)        (1,327)          -
 Treasury stock, 2,869,493 shares at December 30, 1995
  and 726,000 shares at December 31, 1994, at cost    (2,814)       (1,743)

    Total stockholders' equity (deficit)             (28,106)        4,071

Total liabilities and stockholders' equity(deficit) $137,582      $239,134






                The accompanying notes are an integral part of these consolidated financial statements.
                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF OPERATIONS

            (In thousands, except share and per share amounts)

                                     52 weeks      52 weeks      52 weeks
                                       ended       ended         ended
                                   December 30,  December 31,   January 1,
                                       1995        1994           1994

Sales, net                            $630,275     $785,121       $810,967

Cost of sales                          479,119      588,405        603,220

 Gross profit                          151,156      196,716        207,747

Selling and administrative expenses                 151,985        193,643             190,483
Operational restructuring costs
 (Note 14)                              12,639       23,205          -

 Operating profit (loss)               (13,468)     (20,132)        17,264

Gain on sale of plants                     -           -             2,618
Interest expense                       (15,992 )    (18,067)       (18,928)

Income (loss) before income tax benefit
 (provision) and extraordinary items   (29,460)     (38,199)           954

Income tax benefit (provision) (Note 6)    -         (2,446)         3,252

Income (loss) before extraordinary
 items                                 (29,460)     (40,645)         4,206

Extraordinary items (Note 4)            (2,330)         -           (3,924)

Net income (loss)                      (31,790)     (40,645)           282

Reduction in redemption value -
 redeemable common stock                   940        7,284             -

Net income (loss) available to
 common stockholder                   $(30,850)    $(33,361)   $      282

Income (loss) before extraordinary
 items per common share               $   (.86)   $    (.96)   $      .12
Extraordinary items per common share      (.07)         -            (.11)

Net income (loss) per common share    $   (.93)   $    (.96)   $      .01

Weighted average shares outstandin  33,223,675    34,752,527   34,946,460



                The accompanying notes are an integral part of these consolidated financial statements.


                            HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                         (In thousands, except share and per share amounts)


                             Class A       Additonal              Pension                        Total
                            Common Stock   Paid-in  Accumulated Liability Treasury Stock      Stockholder's
                           Shares   Amount   Capital    Deficit   Adjustment  Stock   Amount  Equity (Deficit)
Balance, January 2, 1993  31,364,989  $314   $46,036    $(8,035)  $  -      486,000  $(1,165)     $37,150

Purchase of treasury stock  134,000     1       322        -        -      134,000     (323)        -

Adjustment to recognize
  minimum liability            -         -        -         -        (572)     -           -         (572)

Net income                     -         -        -         282      -         -           -          282

Balance, January 1, 1994 31,498,989    315    46,358     (7,753)     (572)  620,000   (1,488)      36,860

Purchase of treasury stock  106,000      1       254        -        -      106,000     (255)        -

Adjustment to eliminate
  minimum liability            -         -        -         -         572      -           -          572

Redeemable common stock
  reduction in redemption
  value                        -         -     7,284        -        -         -           -        7,284

Net loss                       -         -        -     (40,645)     -         -           -      (40,645)

Balance,December 31,1994 31,604,989    316    53,896    (48,398)     -      726,000   (1,743)       4,071

Purchase of treasury stock 2,143,493    21     1,050        -        -     2,143,493  (1,071)        -

Adjustment to recognize
  minimum liability            -         -        -         -      (1,327)     -           -       (1,327)

Redeemable common stock
  reduction in redemption
  value                         -         -       940        -        -         -           -          940

Net loss                        -         -        -     (31,790)     -         -           -      (31,790)

Balance, December 30,1995 33,748,482    $337  $55,886   $(80,188)  $(1,327) 2,869,493 $(2,814)    $(28,106)

                            The accompanying notes are an integral part of these consolidated financial statements.


                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

            (In thousands, except share and per share amounts)

                                                 52 weeks     52 weeks      52 weeks
                                                  ended        ended         ended
                                               December 30,  December 31,  January 1,
                                                  1995          1994         1994
Cash flows from operating activities:
 Net income (loss)                             $(31,790)    $(40,645)    $   282
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
   Depreciation and amortization                 11,192       17,458      16,797
   Amortization of financing costs                1,019        1,443       1,484
   Write-off of financing costs on long-term
     debt retired                                 1,424            -       1,148
   (Gain) loss on disposal of assets              8,349          384      (2,284)
  (Gain) on sale of sold stores                (15,795)           -       -
  Amortization of beneficial interest in
     operating leases                               181          258         261
   Impairment of assets                           2,360       14,325         744
   (Increase) decrease in deferred tax assets        -         3,997      (3,997)
   Provision for losses on accounts receivable    1,750        1,213          75
   Provision for write down of inventories          847           -        -
   Change in assets and liabilities:
     (Increase) decrease in receivables           3,227        2,301      (1,131)
     (Increase) decrease in receivables for
       taxes                                      2,270       (2,270)      -
     Decrease in inventories                     18,297        2,097       1,236
     (Increase) decrease in prepaid expenses and
       other current assets                       5,542       (2,687)       (862)
     (Increase) decrease in other assets and deferred
       charges                                   (1,215)         103        (238)
     Increase (decrease) in accounts payable-
       trade                                    (12,587)         832      (5,464)
     Decrease in salaries and wages                (316)        (821)     (1,994)
     Increase (decrease) in taxes                (1,616)       1,768      (3,629)
     Decrease in accrued interest payable          (422)         (53)     (1,102)
     Increase (decrease) in other current
       liabilities                               (3,264)         (34)      7,371
     Increase in restructuring reserve            1,356        5,005       -
     Increase (decrease) in other noncurrent
       liabilities                                1,157       (4,417)      4,301

       Net cash provided by (used in) operating
        activities                               (8,034)         257      12,998

Cash flows from investing activities:
 Capital expenditures                            (4,681)      (5,386)     (7,129)
 Purchase of assets under capital leases         (3,966)          -        -
 Cash received from sale of assets               73,721        1,363       3,991

       Net cash provided by (used in) investing
         activities                              65,074       (4,023)     (3,138)

Cash flows from financing activities:
 Payments under senior secured floating
  rate notes                                    (9,375)           -        -
 Payments under senior secured fixed
  rate notes                                   (15,625)           -        -
 Payments on subordinated debt                   -                -     (47,750)
 Borrowings under revolving credit loans       104,087        66,000    100,000
 Payments under revolving credit loans        (123,620)      (56,000)   (85,000)
 Net borrowings (payments) under swing loans    (1,500)       (3,500)     5,000
 Principal payments under notes payable           (750)       (1,000)    (1,250)
 Principal payments under capital lease
   obligations                                  (3,166)       (3,334)    (4,198)
 Payments to acquire treasury stock             (1,073)         (255)      (323)

       Net cash provided by (used in) financing
         activities                            (51,022)        1,911    (33,521)



                                                                 Continued
                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

            (In thousands, except share and per share amounts)

                                                      52 weeks     52 weeks     52 weeks
                                                        ended        ended       ended
                                                     December 30, December 30, January 1,
                                                        1995         1994          1994

Net increase (decrease) in cash and cash equivalents $  6,018     $ (1,855)     $ (23,661)

Cash and cash equivalents at beginning of period          339        2,194         25,855

Cash and cash equivalents at end of period           $  6,357     $    339      $   2,194

Supplemental information:
  Cash paid during the period for interest           $ 13,439     $ 16,642      $  18,738

  Cash paid during the period for income taxes       $   -        $    236      $     890

Supplemental schedule of noncash investing activities:
  Capital lease obligations assumed                  $   -        $  1,493      $   3,218

  Capital lease obligations retired                  $   -     $   -    $              31








                The accompanying notes are an integral part of these consolidated financial statements.


                HOMELAND HOLDING CORPORATION AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (In thousands, except share and per share amounts)


1. Organization:

 Homeland Holding Corporation ("Holding"), a Delaware corporation, was incorporated on November 6, 1987, but had no operations prior to November 25, 1987. Effective November 25, 1987, Homeland Stores, Inc. ("Homeland"), a wholly-owned subsidiary of Holding, acquired substantially all of the net assets of the Oklahoma Division of Safeway Inc. Holding and its consolidated subsidiary, Homeland, are collectively referred to herein as the "Company".


 Holding has guaranteed substantially all of the debt issued by Homeland. Holding is a holding company with no significant operations other than its investment in Homeland. Separate financial statements of Homeland are not presented herein since they are identical to the consolidated financial statements of Holding in all respects except for stockholder's equity (which is equivalent to the aggregate of total stockholders' equity and redeemable common stock of Holding) which is as follows:

                                        December 30,   December
31,
                                            1995          1994

   Homeland stockholder's equity:
     Common stock, $.01 par value,
      authorized, issued and
      outstanding 100 shares                      1            1
     Additional paid-in capital               53,435      53,713
     Accumulated deficit                     (80,198)    (48,408)
     Minimum pension liability adju           (1,327)       -

      Total Homeland stockholder's
        equity (deficit)                    $(28,089)    $ 5,306

2.   Basis of Presentation:

     The accompanying consolidated financial statements of Holding have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should Holding be unable to successfully complete the financial restructuring described in Note 15 and continue as a going concern.


2.   Basis of Presentation, continued:

     As shown in the accompanying financial statements, the Company incurred significant losses in 1995 and 1994 and, at December 30, 1995, had a stockholders' deficit of $28,106. As discussed in Note 4, at December 30, 1995, as a consequence of Homeland's financial position and the results of its operations for the year ended December 30, 1995, the Company was not in compliance with the Consolidated Fixed Charge Coverage Ratio and Debt-to-Equity Ratio covenants under its Senior Note Indenture and Revolving Credit Agreement; however, waivers of such noncompliance through April 15, 1996 and May 20, 1996, respectively, have been received. In addition, the Company failed to make a scheduled interest payment under its Senior Note Indenture, due March 1, 1996, and the waiver under such Senior Note Indenture thereby expired. Furthermore, as discussed in Note 15, negotiations for the restructuring of the Company's long-term debt and union agreements are being conducted which, if unsuccessful, could have a material adverse effect on the Company's financial condition.

3.   Summary of Significant Accounting Policies:

     Fiscal year - The Company has adopted a fiscal year which ends on the Saturday nearest December 31.

     Basis of consolidation - The consolidated financial statements include the accounts of Homeland Holding
     Corporation and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue recognition - The Company recognizes revenue at the "point of sale", which occurs when groceries and related merchandise are sold to its customers.

     Concentrations of credit and business risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. The Company places its temporary cash investments with high quality financial institutions. Concentrations of credit risk with respect to receivables are limited due to the diverse nature of those receivables, including a large number of retail customers within the region and receivables from vendors throughout the country. The Company purchases approximately 70% of its products from Associated Wholesale Grocers, Inc. ("AWG"). Although there are similar wholesalers that could supply the Company with merchandise, if AWG were to discontinue shipments, this could have a material adverse effect on the Company's financial condition.

     Restricted Cash - The Company has two escrow accounts at United States Trust Company of New York, one for reinvestment in capital expenditures to which the Company is committed ("Capital Escrow") and one for the redemption of Senior Notes (as subsequently defined in Note 4) ("Redemption Escrow"). As of December 30, 1995, the Company has $1,729 deposited in the Capital Escrow and $800 deposited in the Redemption Escrow. The deposited funds in the Capital Escrow is restricted for reinvestment in capital expenditures to which the Company is committed or must be used to permanently pay down the Senior Notes. The Redemption Escrow consisting of net proceeds from asset sales occurring after the AWG Transaction (as subsequently defined in Note 14) is restricted to permanently pay down the Senior Notes when the aggregate amount reaches $2,000.

     Inventories - Inventories are stated at the lower of cost or market, with cost being determined primarily using the retail method.
3.   Summary of Significant Accounting Policies, continued:

     Property, plant and equipment - Property, plant and equipment obtained at acquisition are stated at appraised fair market value as of that date; all subsequently acquired property, plant and equipment are stated at cost or, in the case of assets under capital leases, at the lower of cost or the present value of future lease payments. Depreciation and amortization, including amortization of leased assets under capital leases, are computed on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining term of the lease. Depreciation and amortization for financial reporting purposes are based on the following estimated lives:
                                                Estimated lives
         Buildings                                 10 - 40
         Fixtures and equipment                     5 - 12.5
         Leasehold improvements                       15
         Transportation equipment                   5 - 10
         Software                                   5 - 10

     The costs of repairs and maintenance are expensed as incurred, and the costs of renewals and betterments are capitalized and depreciated at the appropriate rates. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in the results of operations for that period. In the fourth quarter of 1995, approximately $7.9 million of capitalized software costs, net of accumulated depreciation, have been charged to operational restructuring costs in the Statement of Operations as a result of management's decision to replace such software as part of its operational restructuring initiatives.

     Excess of purchase price over fair value of net assets acquired - As discussed in Notes 2 and 14, the Board of Directors approved a strategic plan in December 1995 to refocus the Company's restructuring efforts, which commenced in 1994, to address continuing significant losses from operations as well as evaluating various financial restructuring alternatives in an effort to improve cash flows from operations and reduce interest costs on the Company's long-term debt. There is no assurance that such restructuring efforts will be successful and, accordingly, the Company determined during the fourth quarter of 1995 that the recovery of any remaining unamortized excess of purchase price over fair value of net assets acquired could not be assured from future operating cash flows. Consequently, the unamortized

3.   Summary of Significant Accounting Policies, continued:

     balance of the excess of purchase price over fair value of net assets acquired was charged to operational restructuring costs in the statement of operations.

     Other assets and deferred charges - Other assets and deferred charges consist primarily of financing costs amortized using the effective interest rate method over the term of the related debt and beneficial interests in operating leases amortized on a straight-line basis over the remaining terms of the leases, including all available renewal option periods.

     Net income (loss) per common share - Net income (loss) per common share is computed based on the weighted average number of shares, including shares of redeemable common stock outstanding during the period. Net income (loss) is reduced (increased) by the accretion to (reduction in) redemption value to determine the net income (loss) available to common stockholders.

     Cash and cash equivalents - For purposes of the statements of cash flows, the Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

     Capitalized interest - The Company capitalizes interest as a part of the cost of acquiring and constructing certain assets. No interest cost was capitalized in 1995. Interest costs of $35 and $44 were capitalized in 1994 and 1993, respectively.

     Advertising costs - Costs of advertising are expensed as incurred. Gross advertising costs for 1995, 1994 and 1993, respectively, were $10,700, $13,615 and $14,100.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant assumptions and estimates relate to the reserve for restructuring, the reserve for self-insurance programs, the deferred income tax valuation allowance, the accumulated benefit obligation relating to the employee retirement plan, the allowance for bad debts and depreciation rates of property and equipment. Actual results could differ from those estimates.
3.   Summary of Significant Accounting Policies, continued:

     Income taxes - The Company provides for income taxes based on enacted tax laws and statutory tax rates at which items of income and expense are expected to be settled in the Company's income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future Federal income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     Self-insurance reserves - The Company is self-insured for property loss, general liability and automotive liability coverage and was self-insured for workers' compensation coverage until June 30, 1994, subject to specific retention levels. Estimated costs of these self-insurance programs are accrued at their present value based on projected settlements for claims using actuarially determined loss development factors based on the Company's prior history with similar claims. Accordingly, the insurance reserves were increased by $2,300 in 1993 and by $5,700 in 1994; such amounts were charged to current operations in each of those two years. There were no increases in insurance reserves for 1995.

     Impact of Recently Issued Accounting Pronouncement - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No.121"), in March 1995 to establish standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. The Company has not yet adopted this accounting standard, which becomes effective in 1996 for Homeland, nor has it evaluated the potential impact of adoption in 1996. The impact of SFAS No. 121 is not reasonably estimable at this time due to certain factors discussed in Note 2 to the consolidated financial statements; although this standard may affect reported earnings and the carrying values of long-lived assets, there will be no impact on cash flows.


4.   Current and long-term Debt:

     In March 1992, the Company entered into an Indenture with United States Trust Company of New York, as trustee, pursuant to which the Company issued $45,000 in aggregate principal amount of Series A Senior Secured Floating Rate Notes due 1997 (the "Old Floating Rate Notes") and $75,000 in aggregate principal amount of Series B Senior Secured Fixed Rate Notes due 1999 (the "Old Fixed Rate Notes", and collectively, the "Old Notes"). Certain proceeds from this issuance were used to repay all outstanding amounts under the previous credit agreement. In October and November 1992, the Company exchanged a portion of its Series D Senior Secured Floating Rate Notes due 1997 (the "New Floating Rate Notes") and its Series C Senior Secured Fixed Rate Notes due 1999 (the "New Fixed Rate Notes", and collectively, the "New Notes") for equal principal amounts of the Old Notes. The New Notes are substantially identical to the Old Notes, except that the offering of the New Notes was registered with the Securities and Exchange Commission. At the expiration of the exchange offer in November 1992, $33,000 in principal amount of the Old Floating Rate Notes and $75,000 in principal amount of the Old Fixed Rate Notes had been tendered and accepted for exchange.

     On March 1, 1993, the Company redeemed all remaining outstanding subordinated notes ($47,750 principal amount) at the optional redemption price, including a premium of $2,776 or 5% of the outstanding principal amount specified in the subordinated note agreement, together with accrued interest.

     On April 21, 1995, the Company and the Indenture trustee entered into a supplemental indenture effecting certain amendments to the Indenture. On June 1, 1995, the Company redeemed $15,625 of its New Fixed Rate Notes, $6,874 of New Floating Rate Notes and $2,501 of Old Floating Rate Notes.

     Also on April 21, 1995, the Company entered into a revolving credit agreement (the "Revolving Credit Agreement") with National Bank of Canada ("NBC") as agent and lender, Heller Financial, Inc. and any other lenders thereafter parties thereto. The Revolving Credit Agreement provides a commitment of up to $25 million in collateralized revolving credit loans, including certain documentary and standby letters of credit.

     As a result of the 1995 and 1993 redemptions, the Company incurred the following extraordinary losses:


                                               1995       1993
      Premium on redemption/repurchase
        of the Company's 15.5%
        subordinated notes due
        November 1, 1997                       $   -      $(2,776)

      Unamortized financing costs
        relating to the redemption/
        repurchase of the Company's
        15.5% subordinated notes
        due November 1, 1997                       -       (1,148)

      Consent fee equal to $5,000
        for each principal amount
        of the $120.0 million Senior
        Notes                                     (600)      -

      Premium on redemption of $15.6
        million of the Senior Secured
        Fixed Rate Notes, due
         March 1, 1999                            (306)      -

      Unamortized financing costs
        relating to the redemption of
        $25.0 million of the Senior Notes
        and the replacement of the prior
        revolving credit agreement              (1,424)      -

          Net extraordinary loss               $(2,330)   $(3,924)


4.    Current and long-term Debt, continued:

      Long-term debt at year end consists of:

                                       December 30,  December 31,
                                           1995          1994
      Note payable*                     $    -       $    750
      Senior Notes Series A**             9,499        12,000
      Senior Notes Series D**             26,126       33,000
      Senior Notes Series C**             59,375       75,000
      Revolving credit loans***            5,467       26,500

                                         100,467      147,250
      Less current portion                    -         2,250
      Less long-term debt obligation
       in default classified as current  100,467         -
      Long-term debt due after
       one year                         $     -      $145,000

     * The Company issued a $3,000 note payable in 1992 for the purchase of fixed assets related to the acquisition of five stores. The note matured on March 1, 1995 and was repaid.

     ** The Series A and Series D Senior Secured Floating Rate Notes mature on February 27, 1997. Interest payments are due quarterly and bear interest at the applicable LIBOR rate, as defined in the Indenture (8.43% at December 30, 1995). The Series C Senior Secured Fixed Rate Notes mature on March 1, 1999. Interest payments are due semiannually at an annual rate of 12.25%. The notes are collateralized by substantially all of the consolidated assets of the Company except for accounts receivable and inventories.

          The notes, among other things, require the maintenance of a Debt-to-EBITDA and a consolidated fixed charge coverage ratio, as defined, and a capital expenditure covenant, as well as limiting the incurrence of additional indebtedness, providing for mandatory prepayment of the Senior Floating Rate Notes in an amount equal to 80% of excess cash flow, as defined, upon certain conditions and limiting the payment of dividends. At December 30, 1995, the Company was not in compliance with the Debt-to-EBITDA and the fixed charge coverage ratio covenants.


4.   Current and long-term Debt, continued:

          Although a waiver was received by the Company for such noncompliance through April 15, 1996, the Company failed to make a scheduled interest payment on March 1, 1996 and, accordingly, such waiver expired. As the Company may not be able to comply with these debt covenants in 1996, the aggregate principal amount of the outstanding debt was classified as current obligations.

     *** Borrowings under the Revolving Credit Agreement bear interest at the NBC Base Rate plus 1.5% for the first year, payable on a quarterly basis in arrears. At December 30, 1995, the interest rate on borrowings under the Revolving Credit Agreement was 10.0%. Subsequent year's interest rates will be dependent upon the Company's earnings but will not exceed the NBC base rate plus 2.0%. All borrowings under the Revolving Credit Agreement are subject to a borrowing base, which was $23.7 million as of December 30, 1995, and mature no later than February 27, 1997, with the possibility of extending the maturity date to March 31, 1998 if the Company's Series A Senior Secured Floating Rate Notes due February 27, 1997, are extended or refinanced on terms acceptable to NBC.

          The Revolving Credit Agreement, among other things, requires the maintenance of a Debt-to-EBITDA ratio and consolidated fixed charge coverage ratio, as defined, and limits the Company's net capital expenditures, incurrence of additional indebtedness and the payment of dividends. The notes are collateralized by accounts receivable and inventories of the Company. At December 30, 1995, the Company was not in compliance with the Debt-to-EBITDA coverage ratio and the consolidated fixed charge coverage ratio. The lenders waived compliance of such default through May 20, 1996. As the Company may not be able to comply with existing covenants in 1996, the outstanding borrowings have been classified as current obligations (See Note 2 -Basis of Presentation and Note 15 - Subsequent Events).

5.   Fair Value of Financial Instruments:

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying amount and fair value of financial instruments as of December 30, 1995 and December 31, 1994 are as follows:

                                December 30, 1995   December 31, 1994
                                 Carrying  Fair      Carrying  Fair
                                  Amount   Value      Amount   Value
     Assets:
       Cash and Cash
          Equivalents             $6,357   $6,357      $339    $339
     Liabilities:
       Current and Long-Term
          Obligations in
          default classified
          as current            $100,467  $56,411        -       -
       Long-Term Debt              -        -      $147,250 141,250

     Cash and cash equivalents - The carrying amount of this item is a reasonable estimate of its fair value due to its short-term nature.

     Current and long-term obligations in default classified as current; long-term debt - The fair value of publicly traded debt (the Senior Secured Notes) is valued based on quoted market values. The amount reported in the balance sheet for the remaining long-term obligations in default classified as current approximates fair value based on quoted market prices of comparable instruments or by discounting expected cash flows at rates currently available for debt of the same remaining maturities.


6.   Income Taxes:

     The components of the income tax benefit (provision) for fiscal 1995, 1994 and 1993 were as follows:


                                         1995      1994      1993
     Federal:
      Current - AMT                   $  -      $ 1,551   $  (36)
      Deferred                           -       (3,997)   3,288
     Total income tax benefit
        (provision)                   $  -      $(2,446)  $3,252


     A reconciliation of the income tax benefit (provision) at the statutory Federal income tax rate to the Company's effective tax rate is as follows:


                                        1995       1994     1993
     Federal income tax at statutory
      rate                             $11,127   $13,370   $1,010
     AMT in excess of regular tax        -         -          (36)
     AMT loss carryback                  -         1,551     -
     Change in valuation allowance     (10,074)  (16,075)   3,288
     Other - net                        (1,053)   (1,292)  (1,010)
        Total income tax benefit
          (provision)                  $ -       $(2,446)  $3,252



     During the year ended December 30, 1995, the Company received an income tax refund amounting to $1,339, due to the recognition of a tax benefit from its year ended December 31, 1994 for net alternative minimum tax operating losses that were carried back to prior tax years.


6.   Income Taxes, continued:

     The components of deferred tax assets and deferred tax liabilities are as follows:

                                        December 30,    December
31,
                                            1995          1994

     Current assets (liabilities):
       Allowance for uncollectible
         receivables                     $  1,090      $   942
       Termination of Borden supply
         agreement                            -            789
       Operational restructuring re         1,282        5,918
       Other, net                             406         (800)

         Net current deferred tax assets    2,778        6,849

     Noncurrent assets (liabilities):
       Property, plant and equipment          251       (4,577)
       Targeted job credit carryforward       815          815
       Self-insurance reserves              2,150        3,183
       Operational restructuring reserve      969        1,745
       Net operating loss carryforwards    17,001        7,048
       AMT credit carryforwards               630          507
       Capital leases                       1,111          600
       Other, net                             444          (95)
         Net noncurrent deferred tax
           assets                          23,371        9,226

       Total net deferred assets           26,149       16,075
       Valuation allowance                (26,149)     (16,075)

       Net deferred tax assets           $   -        $   -


     Due to the uncertainty of realizing the future tax benefits, the full valuation allowance established in fiscal 1994 was increased to entirely offset the net deferred tax assets as of December 30, 1995. At December 30, 1995, the Company had the following operating loss and tax credit carryforwards available for tax purposes:


6.   Income Taxes, continued:

                                                                Expiration
                                                   Amount       Dates

     Federal regular tax net
      operating loss carryforwards                $48,575     2002-2010
     Federal AMT credit carryforwards
      against regular tax                         $   630     indefinite
     Federal tax credit carryforwards
      (Targeted Jobs Credit)                      $   815     2003-2009

     The Internal Revenue Service ("IRS") concluded a field audit of the Company's income tax returns for the fiscal years 1990, 1991 and 1992. On January 31, 1994, the IRS issued a Revenue Agent's Report for those fiscal years proposing adjustments that would result in additional taxes of $1,589 (this amount is net of any available operating loss carryforwards which would be eliminated under the proposed adjustment). The Company filed its protest with the IRS Appeals Office on June 14, 1994. On June 28, 1995, the Company reached a tentative agreement with the IRS appeals office to settle the above claim. Management has analyzed the proposed settlement and has provided for amounts which it believes are adequate.

7.   Incentive Compensation Plan:

     The Company has bonus arrangements for store management and other key management personnel. During 1995, 1994, and 1993, approximately $934, $1,939, and $2,900, respectively, was charged to costs and expenses for such bonuses.


8.   Retirement Plans:

     Effective January 1, 1988, the Company adopted a non-contributory, defined benefit retirement plan for all executive and administrative personnel. Benefits are based on length of service and career average pay with the Company. The Company's funding policy is to contribute an amount equal to or greater than the minimum funding requirement of the Employee Retirement Income Security Act of 1974, but not in excess of the maximum deductible limit. (Assets were held in investment mutual funds during 1995 and 1994.)

     In accordance with the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions", the Company recorded an additional minimum liability at December 30, 1995 and January 1, 1994 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability. The liabilities have been offset by intangible assets to the extent of previously unrecognized prior service cost. The accumulated benefit obligation for December 30, 1995 was determined using a 7.25% discount rate; if the discount rate used had been at least 7.35%, the additional minimum liability would not have been recorded.

     Net pension cost consists of the following:

                                      1995   1994   1993

     Service cost                  $   517   $709   $663
     Interest cost                     465    366    292
     Loss (return) on assets        (1,140)    63   (319)
     Net amortization and deferral     690   (419)    43
     Curtailment charge                (37)    -      -

        Net periodic pension cost  $   495   $719   $680


     The funded status of the plan and the amounts recognized in the Company's balance sheet at December 30, 1995 and December 31, 1994 consist of the following:

                                                 1995          1994
     Actuarial present value of benefit
      obligations:
        Vested benefits                          $(6,928)    $(4,499)
        Non-vested benefits                          (88)       (151)
          Accumulated benefit
            obligations                          $(7,016)    $(4,650)

 8.  Retirement Plans, continued:

                                                  1995         1994

     Projected benefit obligations               $(7,693)    $(5,441)
     Plan assets at fair value                     6,902       4,960
     Projected benefit obligations in
      excess of plan assets                         (791)       (481)
     Unrecognized prior service cost                 (95)       (144)
     Unrecognized net loss from past
      experience different from that
      assumed and changes in actuarial
      assumptions                                  2,096       1,340
     Adjustment to recognize minimum
      liability                                   (1,327)        -
     Net pension asset (liability)
      recognized in statement of
      financial position                        $  (117)     $   715

     Actuarial assumptions used to determine year-end plan status were as follows:

                                                 1995          1994

     Assumed rate for determination of net
      periodic pension cost                      9.0%          7.5%

     Assumed discount rate to determine
      the year-end plan disclosures              7.25%         9.0%

     Assumed long-term rate of return
      on plan assets                              9.0%         9.0%

     Assumed range of rates of future
      compensation increases
      (graded by age) for net
      periodic pension cost                  5.0% to 7.0%   3.5% to 5.5%

     Assumed range of rates of future
      compensation increases
      (graded by age) for year-end
      plan disclosures                       3.5% to 5.5%   5.0% to 7.0%

     The prior service cost is being amortized on a straight line basis over approximately 13 years.


 8.  Retirement Plans, continued:

     As a result of the sale of the Company's warehouse and distribution center and 29 stores to AWG, as well as the closure of 14 under-performing stores during 1995 (See Note
     14), a significant number of employees were terminated that participated in the Company's non-contributory defined benefit retirement plan. The effect of the curtailment resulting from the terminations of such employees was not material to the Statement of Operations for the year ended December 30, 1995.

     The Company also contributes to various union-sponsored, multi-employer defined benefit plans in accordance with the collective bargaining agreements. The Company could, under certain circumstances, be liable for the Company's unfunded vested benefits or other costs of these multi-employer plans. The allocation to participating employers of the actuarial present value of vested and nonvested accumulated benefits in multi-employer plans as well as net assets available for benefits is not available and, accordingly, is not presented. The costs of these plans for 1995, 1994, and 1993 were $2,110, $3,309, and $3,565, respectively.

     Effective January 1, 1988, the Company adopted a defined
     contribution   plan   covering   substantially   all non-union
     employees of the Company. Prior to 1994, the Company contributed a matching 50% for each one dollar the participants contribute in pre-tax matched contributions. Participants may contribute from 1% to 6% of their pre-tax compensation which was matched by the Company. Participants may make additional contributions of 1% to 6% of their pre-tax compensation, but such contributions were not matched by the Company. Effective January 2, 1994, the plan was amended to allow a discretionary matching contribution formula based on the Company's operating results. The cost of this plan for 1995, 1994, and 1993, was $0, $0, and $425, respectively.


9.   Leases:

     The Company leases substantially all of its retail store properties under noncancellable agreements, the majority of which range from 15 to 25 years. These leases, which include both capital leases and operating leases, generally are subject to six five-year renewal options. Most leases also require the payment of taxes, insurance and maintenance costs and many of the leases covering retail store properties provide for additional contingent rentals based on sales. Leased assets under capital leases consists of the following:

                                  December 30,        December 31,
                                      1995                1994


         Buildings                   $16,670             $21,616
         Equipment                     7,014               8,340
         Beneficial interest
           in capital s                5,378              16,059
                                      29,062              46,015
         Accumulated amortization     17,851              21,010

         Net leased assets           $11,211             $25,005

     Future minimum lease payments under capital leases and noncancellable operating leases as of December 30, 1995 are as follows:


9.   Leases, continued:

                                       Capital      Operating
       Fiscal Year                     Leases         Leases

        1996                         $ 4,035        $ 8,849
        1997                           2,754          8,239
        1998                           2,134          5,779
        1999                           1,707          5,448
        2000                             982          4,899
        Thereafter                     9,350         38,891

        Total minimum obligations     20,962        $72,105
        Less estimated interest        9,190
        Present value of net minimum
          obligations                 11,772
        Less current portion           2,746
        Long-term obligations under
          capital leases             $ 9,026


     Rent expense is as follows:
                                      1995        1994        1993

     Minimum rents                   $10,264     $12,560     $12,642
     Contingent rents                    107         178         214

                                     $10,371     $12,738     $12,856

10.  Common Stock and Warrants:

     Holding has agreed to repurchase shares of stock held by management investors under certain conditions (as defined), such as death, retirement, or permanent disability.

     Pursuant to requirements of the Securities and Exchange
     Commission, the shares of Class A common stock held by management investors have been presented as redeemable common stock and excluded from stockholders' equity.

     The changes in the number of shares outstanding and the value of the redeemable common stock is as follows:


10.  Common Stock and Warrants, continued:
                                             Shares       Amount

      Balance, January 2, 1993             4,104,211     $ 9,470
        Repurchase of common stock          (134,000)       (323)
        Increase in management
          stock loans                            -          (294)

      Balance, January 1, 1994             3,970,211       8,853
        Repurchase of common stock          (106,000)       (255)
        Reduction in redemption value            -        (7,284)
        Increase in management stock
          loans                                  -           (79)

      Balance, December 31, 1994           3,864,211       1,235
        Repurchase of common stock        (2,143,493)     (1,071)
        Reduction in redemption value            -          (940)
        Decrease in management stock loans       -           793

     Balance, December 30, 1995            1,720,718     $    17

     The shares of redeemable common stock are reported on the balance sheets at redemption value (estimated fair value).
     The reduction in redemption value has been reflected as an increase in additional paid-in capital.

     The shares of treasury stock are reported on the balance sheets at cost.

     Holding also has 40,500,000 shares of Class B nonvoting common stock authorized at December 30, 1995 and December 31, 1994 with a $.01 par value. No shares were issued or outstanding at either December 30, 1995 or December 31, 1994.

     In 1995, Holding repurchased 2,143,493 shares of its Common Stock from certain officers and employees of the Company at a cash price of $0.50 per share plus, at the election of seller, warrants up to the number of shares purchased. As a result of the purchase, Holding issued 2,105,493 warrants to such officers and employees of the Company. The warrant and the shares issuable upon exercise, are subject to certain restrictions on transferability, including certain first refusal rights, as set forth in the warrant.


10.  Common Stock and Warrants, continued:

     The holders of the warrants may, at any time prior to the expiration date (defined as five years after issuance date), purchase from Holding the amount of Common Stock indicated on such warrant, in whole or in part, at a purchase price of $0.50 per share.

11.  Related Party Transactions:

     Clayton, Dubilier & Rice, Inc., a private investment firm of which four directors of the Company are employees, received
     $125 in 1995, $150 in 1994, and $200 in 1993, for financial advisory and consulting services.

     The Company made loans during 1995 and 1994 to certain members of management and key employees for principal payments on their loans made by the credit union in connection with their purchase of common stock. The loans bear interest at a variable rate equal to the Company's prime lending rate plus 1.0%. Loans outstanding at December 30, 1995 and December 31, 1994 were $82 and $794, respectively. The outstanding loans mature in July 1996.

12.  Commitments and Contingencies:

     Effective January 1, 1989, the Company implemented stock appreciation rights ("SAR's") plans for certain of its hourly union and non-union employees as well as salaried employees. Participants in the plans are granted at specified times "appreciation units" which, upon the occurrence of certain triggering events, entitle them to receive cash payments equal to the increase in value of a share of the common stock over $1.00 from the date of the plan's establishment. The Company expects the SAR's to be triggered as a result of the restructuring, discussed in Note 14, at no liability to the Company due to the continued decline in per share value below $1.00.

     Effective October 1, 1991, the Company entered into an outsourcing agreement whereby an outside party provides virtually all of the Company's EDP requirements and assumed substantially all of the Company's existing hardware and software leases and related maintenance agreements. The ten year agreement calls for minimum annual service charges, increasing over its term, as well as other variable charges. The Company terminated the outsourcing agreement as of March 31, 1996. Pursuant to the outsourcing agreement, there is a

12.  Commitments and Contingencies, continued:

     $3.0 million charge for the termination, of which AWG is responsible for 52%. The Company has provided for amounts in the financial statements that management believes to be reasonable and adequate.

     The Company has entered into employment contracts with certain key executives providing for the payment of minimum salary and bonus amounts in addition to certain other benefits in the event of termination of the executives or change of control of the Company.

     The Company is also a party to various lawsuits arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material effect on the Company's consolidated financial position, results of operations and cash flows.

     The Company has outstanding at December 30, 1995, $12,000 in letters of credit which are not reflected in the accompanying financial statements. The letters of credit are issued under the Revolving Credit Agreement and the Company paid associated fees of $335 and $195 in 1995 and 1994, respectively.

13.  Sale of Plants:

     In November 1993 the Company entered into an asset purchase agreement with Borden, Inc. ("Borden") whereby certain of the Company's milk and ice cream processing equipment and certain other assets and inventory relating to its milk and ice cream plants was sold. In connection with the sale, the Company entered into a seven-year agreement with Borden under which Borden would supply all of the Company's requirements for most of its dairy, juice and ice cream products and the Company agreed to purchase minimum volumes of products. The Company recognized a gain on the sale of personal property in the amount of $2,618. A $4,000 payment received in connection with the supply agreement was deferred and was to be recognized as earned over the term of the supply agreement.

     In December 1994, the Company entered into a settlement agreement with Borden whereby the seven-year supply agreement entered into in November 1993 was terminated and a temporary supply agreement for a maximum period of 120 days was entered into. As part of the settlement agreement, the Company repaid $1,650 plus interest in December 1994 and $1,650 plus interest in April 1995. Upon final settlement payment, the Company


13.  Sale of Plants, continued:

     recognized an additional gain of approximately $700 in 1995.
     The Company has made arrangements with another dairy supplier to begin supplying its dairy and ice cream requirements in April 1995.

14.  Restructuring:

     In the fourth quarter of 1995, the Company refocused its restructuring plan, which commenced in 1994. The intent of the revised restructuring program and new business plan is to further reduce the Company's indebtedness in respect of its Senior Notes and its Revolving Credit Agreement, restructure certain of its lease obligations and negotiate modifications to certain of its union agreements in an effort to reduce costs and improve profitability and cash flow.

     In connection with the closing of stores following the sale of 29 stores and the warehouse facility to AWG, the Company recognized charges aggregating $12,639 in 1995 and $23,205 in 1994. The major components of the restructuring charges in 1995 are summarized as follows:

      Write-off of capitalized software costs
        replaced as part of operational
        restructuring initiatives                          $ 7,971

      Write-off of unamortized balance of the
        excess of purchase price over fair
        value of net assets acquired due to
        uncertainty of recovery from future
        operating cash flows                                 2,360

      Expense associated with the termination
        of an EDP outsourcing agreement                      1,410

      Expenses associated with the remaining store
        closings, primarily occupancy costs from
        closing date to lease termination or
        revised sublease date                                  898

          Total restructuring charges                      $12,639


     The asset write-offs described above, aggregating $10,331, have been reflected in their respective balance sheet account classifications, the EDP expense is included in Other current liabilities and the expenses associated with the remaining


14.  Restructuring, continued:

     store closings are included in the Noncurrent restructuring reserve as of December 30, 1995. In accordance with a strategic plan approved by the Board of Directors in December 1994, the company entered into an aggreeent with Associated Wholesale Grocers, Inc. ("AWG") on February 6, 1995, pursuant to which the company sold 29 of its stores and its warehouse and distribution center to AWG on April 21, 1995. In connection with this strategic plan, the Company closed fourteen under-performing stores during 1995 and expects to close an additional store and sell one store by the second quarter of 1996. During fiscal 1995, the Company incurred expenses associated with the operational restructuring as follows:


                                Operational      (Payments) proceeds   Operational
                               restructuring       applied against    restructuring
                                reserve at          restructuring      reserve at
                             December 31, 1994     reserve in 1995   December 30, 1995

Expenses associated with the
 planned store closings,
 primarily occupancy costs
 from closing date to lease
 termination or sublease date     $ 8,319            $ (3,459)  (a)       4,860

Expenses associated with the AWG
 transaction, primarily service
 and equipment contract
 cancellation fees                  5,649              (5,591)               58

Estimated severance costs
 associated with the AWG
 transaction                        5,624              (4,697)              927

Legal and consulting fees
 associated with the AWG
 transaction                        4,905              (4,880)               25

Net gain on sale of
 property, plant and
 equipment to AWG                 (19,492)             19,492                -

  Operational restructuring
   reserve                     $    5,005                 865             5,870


15.  Subsequent Events:

     On March 27, 1996, the Company entered into an agreement in principle (the "Noteholder Agreement") with members of an ad-hoc noteholders committee (the "Committee") with respect to a financial restructuring of the Company. The Committee has advised the Company that it represents approximately 80% of the Company's outstanding Senior Notes. The Noteholder Agreement provides for the filing by the Company of a bankruptcy petition and simultaneously the submission of a "pre-arranged" plan of reorganization and disclosure statement under Chapter 11 of the United States Federal Bankruptcy Code. (the "Restructuring"), all of which is expected to occur on or about May 13, 1996. If approved by the United States Bankruptcy Court (the "Bankruptcy Court"), the Company's creditors and labor unions, the Restructuring will result in a reduction of the Company's debt service obligations and labor costs and a capital and cost structure that will allow the Company to maintain and enhance the competitive position of its business and operations.


15.  Subsequent Events, continued:

     Pursuant to the Noteholder Agreement, upon completion of the Restructuring, the $95 million of Senior Notes currently outstanding (together with accrued interest) will be canceled and the noteholders will receive $60 million in aggregate principal amount of new senior subordinated notes, a majority of the new equity of the reorganized Company and approximately $1.5 million in cash. The new senior subordinated notes will mature in 2003, bear interest semi-annually at a rate of 10% per annum and will not be secured.

     In March 1996, the Company also reached agreements with representatives of its unionized workforce regarding certain modifications to the Company's existing collective bargaining agreements. These modifications will provide for, among other things, wage and benefit concessions, the severance of certain employees and the issuance and purchase of new equity of the reorganized Company to a trust acting on behalf of the unionized employees. The modifications to the collective bargaining agreements have been ratified by the union membership and are conditioned on, and will be effective upon, completion of the Restructuring.

     In order to facilitate the Restructuring, as provided under the Noteholder Agreement the Company intends to file papers with the Bankruptcy Court seeking approval of a debtor-in-possession financing facility. The Company anticipates that such facility will provide it with the financing necessary to maintain its normal business operations during its period of operations under supervision of the Bankruptcy Court, including the payment of postpetition claims of trade creditors and salaries, wages and benefits of employees. The Company anticipates that the Restructuring will be completed by the third quarter of 1996.




                        EXHIBIT INDEX


     Exhibit No.         Description

          2a        Disclosure Statement for Joint Plan of
                    Reorganization of Homeland Stores, Inc. and
                    Homeland Holding Corporation dated as of May 13,1996 (Incorporated by reference to Exhibit 2a to Form 8-K dated May 31, 1996)

          2b First Amended Joint Plan of Reorganization, as modified, of Homeland Holding
                    Corporation ("Holding") and Homeland
                    Stores, Inc. ("Homeland"), dated July 19, 1996 (Incorporated by reference to Exhibit 2b to Form 10-Q for the quarterly period ended June 15,1996).

          3a*       Restated Certificate of Incorporation of
                    Holding, dated August 2, 1996.

          3b By-laws of Holding, as amended and restated on November 14, 1989 and further amended on September 23, 1992.
                    (Incorporated by reference to Exhibit 3b to Form 10-Q for quarterly period ended June 19, 1993)

          3c*       Restated Certificate of Incorporation of
                    Homeland, dated August 2, 1996.

          3d By-laws of Homeland, as amended and restated on November 14, 1989 and further amended on September 23, 1992.
                    (Incorporated by reference to Exhibit 3d to Form 10-Q for quarterly period ended June 19, 1993)

          4a Indenture, dated as of November 24, 1987, among Homeland, The Connecticut National
                    Bank ("CNB"), as Trustee, and Holding, as
                    Guarantor. (Incorporated by reference to Exhibit 4a to Form S-1 Registration Statement, Registration No. 33-22829)

          4a.1 First Supplement to Indenture, dated as of August 15, 1988, among Homeland, CNB and
                    Holding. (Incorporated by reference to Exhibit 4a.1 to Form S-1 Registration Statement, Registration
                    No. 33-22829)

          4b Purchase Agreement, dated November 24, 1987, among Homeland, Holding and initial purchasers of Subordinated Notes. (Incorporated by reference to Exhibit 4b to Form S-1 Registration Statement, Registration No. 33-22829)

          4c Form of Registration Rights Agreement, dated as of November 24, 1987, among Homeland,
                    Holding and initial purchasers of Subordinated Notes. (Incorporated by reference to Exhibit 4c to Form S-1 Registration Statement, Registration No. 33-22829)

          4d        Indenture, dated as of March 4, 1992, among
                    Homeland, United States Trust Company of New
                    York ("U.S.Trust"), as Trustee, and Holding, as Guarantor. (Incorporated by reference to Exhibit 4d to Form 10-K for fiscal year ended December 28, 1991)

          4d.1 First Supplement to Indenture, dated as of June 17, 1992, among Homeland, Holding and U.S. Trust. (Incorporated by reference to Exhibit 4d.1 to Form S-1 Registration Statement, Registration No. 33-48862)

          4d.3 Partial Release of Collateral, dated as of May 22, 1992, by U.S. Trust, as Collateral
                    Trustee, in favor of Homeland. (Incorporated by reference to Exhibit 4d.3 to Form S-1 Registration Statement, Registration No. 33-48862)

          4e        Form of Purchase Agreement, dated as of March
                    4, 1992, among Homeland and initial
                    purchasers of Senior Notes. (Incorporated by reference to Exhibit 4e to Form 10-K for fiscal year ended December 28, 1991)

          4f Form of Registration Rights Agreement, dated as of March 4, 1992, among Homeland and the initial purchasers of Senior Notes. (Incorporated by reference to Exhibit 4f to Form 10-K for fiscal year ended December 28, 1991)

          4g        Indenture, dated as of August 2, 1996, among
                    Homeland, Fleet National Bank, as Trustee, and Holding, as Guarantor. (Incorporated by reference to Exhibit T3C to Form T-3 of Homeland, SEC File
                    No. 22-22239)

          4h*       Warrant Agreement, dated as of August 2,
                    1996, between Holding and Liberty Bank and Trust Company of Oklahoma City, N.A., as Warrant Agent.


          4i* Equity Registration Rights Agreement, dated as of August 2, 1996, by Holding for the benefit of holders of Old Common Stock.

          4j* Noteholder Registration Rights Agreement, dated as of August 2, 1996, by Holding for the benefit of holders of Old Notes.

          10a       Asset Purchase Agreement, dated as of
                    September 15, 1987.  (Incorporated by
                    reference to Exhibit 10a to Form S-1 Registration Statement, Registration No. 33-22829)

          10b First Amendment to Asset Purchase Agreement, dated November 24, 1987. (Incorporated by reference to Exhibit 10b to Form S-1 Registration Statement, Registration No. 33-22829)

          10c       Stock Subscription Agreement, dated as of
                    November 24, 1987, between Holding and The
                    Clayton & Dubilier Private Equity Fund III Limited Partnership. (Incorporated by reference to Exhibit
                    10c to Form S-1 Registration Statement, Registration No. 33-22829)

          10e Purchase Agreement for Safeway Brand Products, dated as of November 24, 1987, between Homeland and Safeway. (Incorporated by reference to Exhibit 10e to Form S-1 Registration Statement, Registration No. 33-22829)

          10f Manufacturing and Supply Agreement, dated as of November 24, 1987, between Homeland and
                    Safeway. (Incorporated by reference to Exhibit 10f to Form S-1 Registration Statement, Registration No. 33-22829)

          10g Form of Common Stock Purchase Agreement, dated November 24, 1987, between Holding and certain institutional investors. (Incorporated by reference to Exhibit 10g to Form S-1 Registration Statement, Registration No. 33-22829)

          10h 1     Form of Management Stock Subscription
                    Agreement, dated as of October 20, 1988, between Holding and the purchasers named therein, involving purchase of Holding common stock for cash. (Incorporated by reference to Form 10-K for fiscal year ended
                    December 31, 1988)


          10h.1 1   Form of Management Stock Subscription
                    Agreement, dated as of October 20, 1988, between Holding and the purchasers named therein, involving purchase of Holding common stock using funds held under purchasers' individual retirement accounts. (Incorporated by reference to Form 10-K for fiscal year ended December 31, 1988)

          10h.2 1   Form of Management Stock Subscription
                    Agreement, dated as of November 29, 1989, between Holding and the purchasers named therein, involving purchase of Holding common stock for cash. (Incorporated by reference to Form 10-K for fiscal year ended December 30, 1989)

          10h.3 1   Form of Management Stock Subscription
                    Agreement, dated as of November 29, 1989, between Holding and the purchasers named therein, involving purchase of Holding common stock using funds held under purchasers' individual retirement accounts. (Incorporated by reference to Form 10-K for fiscal year ended December 30, 1989)

          10h.4 1   Form of Management Stock Subscription
                    Agreement dated as of August 14, 1990, between Holding and the purchasers named therein, involving purchase of Holding common stock for cash. (Incorporated herein by reference to Exhibit 10h.4 to Form 10-K for fiscal year ended December 29, 1990)

          10h.5 1 Form of Management Stock Subscription Agreement dated as of August 14, 1990, between Holding and the purchasers named therein, involving purchase of Holding common stock using funds held under purchasers' individual retirement accounts. (Incorporated herein by reference to Exhibit 10h.5 to Form 10-K for fiscal year ended December 29, 1990)

          10i.1     Form of Registration and Participation
                    Agreement, dated as of November 24, 1987, among Holding, The Clayton & Dubilier Private Equity Fund III Limited Partnership, and initial purchasers of Common Stock. (Incorporated by reference to Exhibit 10i to Form S-1 Registration Statement, Registration No. 33-22829)



          10i.2     1990 Registration and Participation
                    Agreement dated as of August 13, 1990,
                    among Homeland Holding Corporation, Clayton & Dubilier Private Equity Fund IV Limited Partnership and certain stockholders of Homeland Holding Corporation.
                    (Incorporated by reference to Exhibit 10y to Form 10-Q for quarterly period ended September 8, 1990)

          10i.3     Form of Store Managers Stock Purchase
                    Agreement.  (Incorporated by reference to
                    Exhibit 10z to Form 10-Q for quarterly period ended September 8, 1990)

          10j       Indenture, dated as of November 24, 1987.
                    (Incorporated by reference to Exhibit 10j to Form S-1 Registration Statement, Registration No. 33-22829)

          10j.1     First Supplement to Indenture, dated as
                    of August 15, 1988.  (Incorporated by
                    reference to Exhibit 10j.1 to Form S-1 Registration Statement, Registration No. 33-22829)

          10k       Form of Purchase Agreement, dated November
                    24, 1987, among Homeland, Holding and
                    initial purchasers of Subordinated Notes (Filed as Exhibit 4b). (Incorporated by reference to Exhibit 10k to Form S-1 Registration Statement, Registration No. 33-22829)

          10l Form of Registration Rights Agreement, dated as of November 24, 1987, among Homeland,
                    Holding and initial purchasers of Subordinated Notes. (Incorporated by reference to Exhibit 10l to Form S-1 Registration Statement, Registration No.
                    33-22829)

          10q 1     Homeland Profit Plus Plan, effective as
                    of January 1, 1988.  (Incorporated by
                    reference to Exhibit 10q to Form S-1 Registration Statement, Registration No. 33-22829)

          10q.1 1   Homeland Profit Plus Plan, effective as
                    of January 1, 1989 (Incorporated by reference to Exhibit 10q.1 to Form 10-K for the fiscal year ended December 29, 1990)


          10r       Homeland Profit Plus Trust, dated March 8,
                    1988, between Homeland and the individuals named therein, as Trustees. (Incorporated by reference to Exhibit 10r to Form S-1 Registration Statement, Registration No. 33-22829)

          10r.1     Homeland Profit Plus Trust, dated
                    January 1, 1989, between Homeland and Bank of
                    Oklahoma, N.A., as Trustee (Incorporated by reference to Exhibit 10r.1 to Form 10-K for the fiscal year ended December 29, 1990)

          10s 1     1988 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10s to Form S-1 Registration Statement, Registration No. 33-22829)

          10s.1 1   1989 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10s.1
                    to Form 10-K for fiscal year ended December 31, 1988)

          10s.2 1   1990 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10s.2 to Form S-1 Registration Statement, Registration No. 33-48862)

          10s.3 1   1991 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10s.3 to Form S-1 Registration Statement, Registration No. 33-48862)

          10s.4 1   1992 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10s.4 to Form S-1 Registration Statement, Registration No. 33-48862)

          10s.5 1   1993 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit
                    10s.5 to Form 10-K for fiscal year ended January 1,
                    1994)

          10s.6 1   1994 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10.s6
                    to Form 10-K for fiscal year ended December 31, 1994)


          10s.7 1   1995 Homeland Management Incentive Plan.
                    (Incorporated by reference to Exhibit 10s.7
                    to Form 10-K for fiscal year ended December 30, 1995)


          10t 1     Form of Homeland Employees' Retirement
                    Plan, effective as of January 1, 1988.
                    (Incorporated by reference to Exhibit 10t to Form S-1 Registration Statement, Registration No.
                    33-22829)

          10t.1 1   Amendment No. 1 to Homeland Employees'
                    Retirement Plan effective January 1,
                    1989. (Incorporated herein by reference to Form 10-K for fiscal year ended December 30, 1989)

          10t.2 1   Amendment No. 2 to Homeland Employees'
                    Retirement Plan effective January 1,
                    1989. (Incorporated herein by reference to Form 10-K for fiscal year ended December 30, 1989)

          10t.3 1   Third Amendment to Homeland Employees'
                    Retirement Plan effective as of January 1,
                    1988. (Incorporated herein by reference to Exhibit 10t.3 to Form 10-K for fiscal year ended December 29, 1990)

          10t.4 1   Fourth Amendment to Homeland Employees'
                    Retirement Plan effective as of January 1, 1989. (Incorporated herein by reference to Exhibit 10t.4 to Form 10-K for the fiscal year ended December 28, 1991)

          10t.5 1   Fifth Amendment to Homeland Employees'
                    Retirement Plan effective as of January 1, 1989 (Incorporated herein by reference to Form 10-Q for the quarterly period ended September 9, 1995)

          10u 1     Employment Agreement, dated as of
                    January 11, 1988, between Homeland  and Jack
                    M. Lotker. (Incorporated by reference to Exhibit 10u to Form S-1 Registration Statement, Registration No. 33-22829)

          10v       UFCW Stock Appreciation Rights Plan of
                    Homeland.  (Incorporated by reference to Exhibit
                    10v to Form 10-Q for quarterly period ended March 25, 1989)

          10v.1     Stock Appreciation Rights Plan of
                    Homeland for Non-Union Employees.
                    (Incorporated by reference to Exhibit 10v.1 to Form 10-Q for quarterly period ended March 25, 1989)

          10v.2 Teamsters Stock Appreciation Rights Plan of Homeland. (Incorporated by reference to Exhibit 10v.2 to Form S-1 Registration Statement, Registration No. 33-48862)

          10v.3     BC&T Stock Appreciation Rights Plan of
                    Homeland.  (Incorporated by reference to Exhibit
                    10v.3 to Form S-1 Registration Statement, Registration No. 33-48862)

          10w 1     Employment Agreement, dated as of
                    September 26, 1989, between Homeland and
                    Max E. Raydon. (Incorporated by reference to Exhibit 10w to Form 10-Q for quarterly period ended September 9, 1989)

          10x       Indemnification Agreement, dated as of August
                    14, 1990, among Holding, Homeland, Clayton &
                    Dubilier, Inc. and The Clayton & Dubilier Private Equity Fund III Limited Partnership. (Incorporated by reference to Exhibit 10x to Form 10-Q for quarterly period ended September 8, 1990)

          10y Indenture, dated as of March 4, 1992, among Homeland, United States Trust Company of
                    New York, as Trustee, ("U.S. Trust") and
                    Holding, as Guarantor.  (Filed as Exhibit 4d)

          10y.1     First Supplement to Indenture, dated as
                    of June 17, 1992, among Homeland, Holding and U.S. Trust. (Filed as Exhibit 4d.1)

          10y.2 Second Supplement to Indenture, dated as of April 21, 1995, among Homeland,
                    Holding and United States Trust Company of New York, as Trustee. (Incorporated by reference to Exhibit 10y.2 to Form 10-Q for the quarterly period ended March 25, 1995)

          10y.3     Amendment No. 2 to the Company Security
                    Agreement, dated as of April 21, 1995, between Homeland and United States Trust Company of New
                    York as Collateral Trustee. (Incorporated by reference to Exhibit 10y.3 to Form 10-Q for the quarterly period ended March 25, 1995)

          10y.4     Amendment No. 1 to the Intercreditor
                    Agreement, dated as of April 21, 1995, among National Bank of Canada, United States Trust Company of
                    New York and such other persons as may become parties to the Intercreditor Agreement as provided therein.
                    (Incorporated by reference to Exhibit 10y.4 to Form 10-Q for the quarterly period ended March 25, 1995)

          10y.5     Amendment No. 1 to the Mortgage Security
                    Agreement and Financing Statement, dated as of April 21, 1995, from Homeland to United States
                    Trust Company of New York as Collateral Trustee. (Incorporated by reference to Exhibit 10y.5 to Form 10-Q for the quarterly period ended March 25, 1995)

          10z       Form of Purchase Agreement, dated as of March
                    4, 1992, among Homeland, Holding and the initial purchasers of Senior Notes. (Filed as Exhibit 4e)

          10aa Form of Registration Rights Agreement, dated as of March 4, 1992, among Homeland and the initial purchasers of Senior Notes. (Filed as Exhibit 4f)

          10bb      Form of Parent Pledge Agreement, dated as of
                    March 4, 1992, made by Holding in favor of U.S.
                    Trust, as collateral trustee for the holders of the Senior Notes. (Incorporated by reference to Exhibit 10bb to Form 10-K for the fiscal year ended December 28, 1991)

          10cc      Revolving Credit Agreement, dated as of March
                    4, 1992, among Homeland, Holding, Union Bank of Switzerland, New York Branch, as Agent and lender, and any other lenders and other financial institutions thereafter parties thereto.
                    (Incorporated by reference to Exhibit 10cc to Form 10-K for the fiscal year ended December 28, 1991)

          10cc.1    Letter Waiver (Truck Sale), dated as of
                    May 19, 1992, among Homeland, Holding, UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement. (Incorporated by reference to Exhibit 10cc.1 to Form S-1
                    Registration Statement, Registration No. 33-48862)

          10cc.2 Form of Amendment Agreement, dated as of June 15, 1992, among Homeland, Holding,
                    UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement. (Incorporated by reference to Exhibit 10cc.2 to Form S-1 Registration Statement,
                    Registration No. 33-48862)

          10cc.3    Form of Second Amendment Agreement,
                    dated as of September 23, 1992, among Homeland, Holding, UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement. (Incorporated by reference to Exhibit 10cc.3 to Form S-1 Registration Statement, Registration No. 33-48862)

          10cc.4    Third Amendment Agreement, dated as of
                    February 10, 1993, among Homeland,
                    Holding, UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement.

          10cc.5    Fourth Amendment Agreement, dated as of
                    June 8, 1993, among Homeland, Holding,
                    UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement. (Incorporated by reference to Exhibit 10cc.5 to Form 10-Q for the quarterly period ended June 19, 1993)

          10cc.6    Fifth Waiver and Amendment Agreement,
                    dated as of April 14, 1994, among Homeland, Holding, UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement. (Incorporated by reference to Exhibit 10cc.6 to Form 10-K for the fiscal year ended January 1, 1994)

          10cc.7    Sixth Waiver and Amendment Agreement,
                    dated as of February 7, 1995, among Homeland, Holding, UBS, as agent, and the other lenders and financial institutions parties to the Revolving Credit Agreement. (Incorporated by reference to Exhibit 10cc.7 to Form 10-K for the fiscal  year ended December 30, 1995)

          10dd Agreement for Systems Operations Services, effective as of October 1, 1991, between Homeland and K-C Computer Services, Inc. (Incorporated by reference to Exhibit 10dd to Form 10-K for the fiscal year ended December 28, 1991)

          10dd.1    Amendment No. 1 to Agreement for Systems
                    Operations Services, dated as of September
                    10, 1993, between Homeland and K-C Computer Services, Inc. (Incorporated by reference to Exhibit 10dd.1 to Form 10-K for the fiscal year ended January 1, 1994)

          10ee Form of Indemnification Agreement, dated as of March 4, 1992, among Homeland, Holding,
                    Clayton & Dubilier, Inc., The Clayton & Dubilier
                    Private Partnership Equity Fund III Limited Partnership, and The Clayton & Dubilier Private Equity Fund IV Limited Partnership. (Incorporated by reference to Exhibit 10ee to Form 10-K for the fiscal year ended December 28, 1991)

          10ff      Product Transportation Agreement, dated as of
                    March 18, 1992, between Homeland and Drake
                    Refrigerated Lines, Inc.  (Incorporated by reference to
                    Exhibit 10ff to Form 10-K for the fiscal year ended December 28, 1991)

          10gg      Assignment and Pledge Agreement, dated March
                    5, 1992, made by Homeland in favor of
                    Manufacturers Hanover Trust Company.
                    (Incorporated by reference to Exhibit 10gg to Form 10-K for the fiscal year ended December 28, 1991)

          10hh Transportation Closure Agreement Summary, dated May 28, 1992, between Homeland and the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America. (Incorporated by reference to Exhibit 10hh to Form S-1 Registration Statement, Registration No. 33-48862)

          10ii 1    Description of terms of employment with
                    Mark S. Sellers. (Incorporated by reference to Exhibit 10ii to Form 10-K for the fiscal year ended January 2, 1993)

          10jj 1    Settlement Agreement, dated as of July
                    26, 1993, between Homeland and Donald R.
                    Taylor. (Incorporated by reference to Exhibit 10jj to Form 10-K for the fiscal year ended January 1, 1994)

          10kk 1    Executive Officers Medical/Life
                    Insurance Benefit Plan effective as of December 9, 1993. (Incorporated by reference to Exhibit 10kk to Form 10-K for the fiscal year ended January 1, 1994)

          10ll 1    Employment Agreement, dated as of August
                    11, 1994, between Homeland and Max E. Raydon.
                    (Incorporated by reference to Exhibit 10ll to Form 10-Q for the quarterly period ended September 10, 1994)

          10mm 1    Employment Agreement, dated as of August
                    11, 1994, between Homeland and Jack M. Lotker. (Incorporated by reference to Exhibit 10mm to Form
                    10-Q for the quarterly period ended September 10, 1994)

          10nn 1    Employment Agreement, dated as of August
                    11, 1994, between Homeland and Steve Mason.
                    (Incorporated by reference to Exhibit 10nn to Form 10-Q for the quarterly period ended September 10, 1994)

          10oo 1    Employment Agreement, dated as of August
                    11, 1994, between Homeland  and Al Fideline.
                    (Incorporated by reference to Exhibit 10oo to Form 10-Q for the quarterly period ended September 10, 1994)

          10pp      Letter of Intent, executed on November 30,
                    1994, between Homeland and Associated Wholesale Grocers, Inc. (Incorporated by reference to Exhibit 10pp to Form 8-K dated November 29, 1994)

          10pp.1    Asset Purchase Agreement, dated as of
                    February 6, 1995, between Homeland and
                    Associated Wholesale Grocers, Inc. (Incorporated by reference to Exhibit 10pp.1 to Form 10-K for fiscal year ended December 30, 1995)

          10qq      Solicitation Statement, dated April 4, 1995.
                    (Incorporated by reference to Exhibit 10qq to Form 8-K dated April 4, 1995)

          10rr 1    Employment Agreement, dated as of
                    November 22, 1994, between Homeland and
                    James A. Demme. (Incorporated by reference to Exhibit 10rr to Form 10-K for fiscal year ended December 30, 1995)

          10rr.11   Amendment to Employment Agreement
                    between Homeland and James A. Demme, dated as of April 29, 1996. (Incorporated by reference to Exhibit 10rr.1 to Form 10-K for fiscal year ended December 30, 1995)

          10ss 1    Settlement Agreement, dated as of
                    December 31, 1994, between Homeland  and Max E.
                    Raydon. (Incorporated by reference to Exhibit 10ss1 to Form 10-K for fiscal year ended December 30, 1995)

          10tt 1    Employment Agreement, dated as of
                    January 30, 1995, between Homeland and Mark
                    S. Sellers. (Incorporated by reference to Exhibit 10tt1 to Form 10-K for fiscal year ended December 30, 1995)

          10uu      Amended and Restated Revolving Credit
                    Agreement, dated as of April 21, 1995, among Homeland, Holding, National Bank of Canada, as Agent and lender, Heller Financial, Inc. and any other lenders thereafter parties thereto. (Incorporated by reference to Exhibit 10uu to Form 8-K dated
                    March 14, 1996)

          10uu.1    Waiver Agreement, dated as of December
                    29, 1995 among Homeland, Holding, National Bank of Canada and Heller Financial, Inc. (Incorporated by reference to Exhibit 10uu.1 to Form 8-K dated March 14, 1996)

          10uu.2    Second Waiver Agreement, dated as of
                    March 1, 1996 among Homeland, Holding,
                    National Bank of Canada and Heller Financial, Inc. (Incorporated by reference to Exhibit 10uu.2 to Form 8-K dated March 14, 1996)

          10uu.3    Ratification and Amendment Agreement to
                    the $27,000,000 Amended and Restated Revolving
                    Credit Agreement, dated as of May 10, 1996, among Homeland, Holding, National Bank of Canada, as Agent and lender, Heller Financial, Inc. and any other lenders thereafter parties thereto. (Incorporated by reference to Exhibit 10uu.3 to Form 10-Q for quarterly period ended March 23, 1996)

          10vv 1    Employment Agreement dated as of July
                    10, 1995 and as amended September 26, 1995, between Homeland and Larry W. Kordisch. (Incorporated by reference to Exhibit 10pp to Form 10-K dated September 9,
                    1995)

          10vv.1    Amendment to Employment Agreement
                    between Homeland and Larry W. Kordisch, dated as of April 29, 1996. (Incorporated by reference to Exhibit 10vv.1 to Form 10-K for fiscal year ended December 30, 1995)

          10ww 1    Employment Agreement dated as of April
                    29, 1996, between Homeland and Terry M.
                    Marczewski. (Incorporated by reference to Exhibit 10ww.1 to Form 10-K for fiscal year ended December 30, 1995)

          10xx 1    Settlement Agreement, dated as of August
                    31, 1995, between Homeland and Jack M. Lotker. (Incorporated by reference to Exhibit 10xx to Form 10-K for fiscal year ended December 30, 1995)

          10yy 1    Employment Agreement, dated as of April
                    29, 1996, between Homeland and Steve M. Mason. (Incorporated by reference to Exhibit 10yy to Form 10-K for fiscal year ended December 30, 1995)

          10zz 1    Employment Agreement, dated as of April
                    29, 1996, between Homeland and Alfred Fideline. (Incorporated by reference to Exhibit 10zz to Form 10-K for fiscal year ended December 30, 1995)

          10aaa     Indenture, dated as of August 2, 1996,
                    among Homeland, Fleet National Bank, as
                    Trustee, and Holding, as Guarantor. (Incorporated by reference to Exhibit 10aaa to Form 8-K dated September 30, 1996)

          10bbb *   Loan Agreement, dated as of August 2,
                    1996, among IBJ Schroder Bank & Trust Company, Heller Financial, Inc., National Bank of Canada,
                    Homeland and Holding.

          22 Subsidiaries. (Incorporated by reference to Exhibit 22 to Form S-1 Registration
                    Statement, Registration No. 33-22829)

          27*       Financial Data Schedule.

          99a       Press release issued by Homeland on November
                    30, 1994. (Incorporated by reference to Exhibit 99a to Form 8-K dated November 29, 1994)

          99b Unaudited Summary Financial Data for the 52 weeks ended December 31, 1994. (Incorporated by reference to Exhibit 99b to Form 8-K dated
                    November 29, 1994)

          99c       Press Release issued by Homeland on April 13,
                    1995.  (Incorporated by reference to Exhibit
                    99c to Form 8-K/A dated April 21, 1995)

          99d       Press Release issued by Homeland on April 24,
                    1995.  (Incorporated by reference to Exhibit
                    99d to Form 8-K/A dated April 21, 1995)

          99e       Press Release issue by Homeland Stores, Inc.
                    on March 1, 1996.  (Incorporated by
                    reference to Exhibit 99e to Form 8-K dated
                    March 14, 1996)

          99f       Press Release issued by Homeland Stores, Inc.
                    on March 27, 1996. (Incorporated
                    by reference to Exhibit 99f to Form 10-K for fiscal year ended December 30, 1995)

          99h       Press Release issued by Homeland Stores, Inc.
                    on July 19, 1996. (Incorporated by reference to Exhibit 99h to Form 10-Q for quarterly period ended June 15, 1996)